Exhibit 99.8

PART I—FINANCIAL INFORMATION

ITEM 1.	Financial Statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2016 (Unaudited)	December 31, 2015

ASSETS
Cash	$440,173	$185,854
Loans receivable, net
Held for investment	3,685,654	4,048,477
Held for sale	56,357	75,002
Real estate assets, net
Held for investment	3,294,122	3,132,218
Held for sale	195,391	297,887
Equity method investments	906,159	824,597
Other investments (including $23,882 and $0 at fair value)	123,618	99,868
Goodwill	680,127	678,267
Deferred leasing costs and intangible assets, net (including $8,241 and $9,872 related to real estate held for sale)	313,445	325,513
Due from affiliates	13,718	11,713
Other assets (including $12,707 and $3,704 related to real estate held for sale)	437,877	359,914

Total assets	$10,146,641	$10,039,310

LIABILITIES AND EQUITY
Liabilities:
Accrued and other liabilities (including $8,742 and $9,101 related to real estate held for sale)	$333,754	$325,589
Due to affiliates—contingent consideration	39,350	52,990
Dividends and distributions payable	65,924	65,688
Debt, net (including $103,524 and $8,769 related to assets held for sale)	3,472,362	3,587,724
Convertible senior notes, net	592,382	591,079

Total liabilities	4,503,772	4,623,070

Commitments and contingencies (Note 21)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $625,750 liquidation preference; 50,000 shares authorized; 25,030 shares issued and outstanding	250	250
Common stock, $0.01 par value per share
Class A, 449,000 shares authorized; 113,401 and 111,694 shares issued and outstanding	1,134	1,118
Class B, 1,000 shares authorized; 527 and 546 shares issued and outstanding	5	5
Additional paid-in capital	3,039,416	2,995,243
Distributions in excess of earnings	(183,585)	(131,278)
Accumulated other comprehensive loss	(23,897)	(18,422)

Total stockholders’ equity	2,833,323	2,846,916
Noncontrolling interests in investment entities	2,406,753	2,138,925
Noncontrolling interests in Operating Company	402,793	430,399

Total equity	5,642,869	5,416,240

Total liabilities and equity	$10,146,641	$10,039,310

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

The following table presents the assets and liabilities recorded in the consolidated balance sheets attributable to securitization vehicles consolidated as variable interest entities (excluding the Operating Company, as discussed in Note 4).

	September 30, 2016 (Unaudited)	December 31, 2015

Assets
Cash	$7,110	$2,453
Loans receivable, net	1,015,049	1,193,859
Real estate assets, net	8,935	9,016
Other assets	74,898	94,796

Total assets	$1,105,992	$1,300,124

Liabilities
Debt, net	$632,828	$806,728
Accrued and other liabilities	63,172	80,619

Total liabilities	$696,000	$887,347

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Income
Interest income	$98,275	$142,269	$291,496	$289,676
Property operating income	92,505	86,435	279,470	213,458
Income from equity method investments	16,684	6,879	72,226	44,184
Fee income (including $17,232, $22,506, $49,346 and $44,065 from affiliates, respectively)	17,233	23,070	49,347	45,068
Other income (including $1,441, $2,054, $3,502 and $4,051 from affiliates, respectively)	4,054	4,325	10,071	8,108

Total income	228,751	262,978	702,610	600,494

Expenses
Management fees (including $5,897 of share-based payments for the nine months ended September 30, 2015)	—	—	—	15,062
Investment and servicing expenses (including $366 reimbursed to affiliates for the nine months ended September 30, 2015)	5,115	6,804	17,448	15,383
Transaction costs	6,190	254	18,638	18,152
Interest expense	42,196	38,027	126,635	95,544
Property operating expenses	28,903	35,615	89,469	85,531
Depreciation and amortization	43,593	42,656	129,276	101,609
Provision for loan losses	6,569	26,495	17,412	30,937
Impairment loss	941	317	5,461	767
Compensation expense (including $450 reimbursed to affiliates for the nine months ended September 30, 2015)	29,582	25,734	80,689	54,993
Administrative expenses (including $1,922 reimbursed to affiliates for the nine months ended September 30, 2015)	12,891	11,154	38,760	26,731

Total expenses	175,980	187,056	523,788	444,709

Gain on sale of real estate assets, net	11,151	5,732	68,114	6,472
Gain on remeasurement of consolidated investment entities, net	—	—	—	41,486
Other gain (loss), net	4,573	(6,491)	18,270	(8,282)

Income before income taxes	68,495	75,163	265,206	195,461
Income tax benefit	3,409	3,598	865	2,599

Net income	71,904	78,761	266,071	198,060
Net income attributable to noncontrolling interests:
Investment entities	32,744	22,264	130,508	62,580
Operating Company	4,189	7,200	15,528	16,338

Net income attributable to Colony Capital, Inc.	34,971	49,297	120,035	119,142
Preferred dividends	12,093	12,094	36,066	30,476

Net income attributable to common stockholders	$22,878	$37,203	$83,969	$88,666

Earnings per common share:
Basic	$0.20	$0.33	$0.73	$0.79

Diluted	$0.20	$0.32	$0.73	$0.79

Weighted average number of common shares outstanding:
Basic	112,423	111,443	112,133	110,758

Diluted	112,423	136,138	112,133	126,976

Dividends declared per common share	$0.40	$0.38	$1.20	$1.12

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$71,904	$78,761	$266,071	$198,060
Other comprehensive income (loss), net of tax:
Net change in fair value of marketable securities	287	—	393	(451)
Net change in fair value of cash flow hedges	(114)	67	(227)	(277)
Foreign currency translation adjustments:
Foreign currency translation gain (loss)	4,827	9,018	(13,107)	59,651
Change in fair value of net investment hedges	(4,795)	9,838	2,248	(16,934)

Net foreign currency translation adjustments	32	18,856	(10,859)	42,717

Other comprehensive income (loss)	205	18,923	(10,693)	41,989

Comprehensive income	72,109	97,684	255,378	240,049
Comprehensive income attributable to noncontrolling interests:
Investment entities	35,331	23,530	126,283	82,247
Operating Company	3,820	10,066	14,535	22,814

Comprehensive income attributable to stockholders	$32,958	$64,088	$114,560	$134,988

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interests in Investment Entities	Noncontrolling Interests in Operating Company	Total Equity
Balance at December 31, 2014	$135	$1,096	$2,512,743	$(68,003)	$(28,491)	$2,417,480	$518,313	$—	$2,935,793
Net income	—	—	—	119,142	—	119,142	62,580	16,338	198,060
Other comprehensive income	—	—	—	—	15,846	15,846	19,667	6,476	41,989
Issuance of 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock	115	—	287,385	—	—	287,500	—	—	287,500
Issuance of Class A common stock	—	14	37,375	—	—	37,389	—	—	37,389
Issuance of Class B common stock	—	6	14,765	—	—	14,771	—	—	14,771
Issuance of units in Operating Company	—	—	—	—	—	—	—	568,794	568,794
Offering Costs	—	—	(9,406)	—	—	(9,406)	—	—	(9,406)
Share-based compensation	—	7	11,239	—	—	11,246	—	—	11,246
Consolidation of investment entities	—	—	—	—	—	—	1,700,114	—	1,700,114
Contributions from noncontrolling interests	—	—	—	—	—	—	225,999	—	225,999
Distributions to noncontrolling interests	—	—	—	—	—	—	(463,019)	(16,312)	(479,331)
Preferred stock dividends	—	—	—	(31,272)	—	(31,272)	—	—	(31,272)
Common stock dividends declared ($1.12 per share)	—	—	—	(124,994)	—	(124,994)	—	—	(124,994)
Reallocation of equity (Note 2)	—	—	139,168	—	—	139,168	—	(139,168)	—

Balance at September 30, 2015	$250	$1,123	$2,993,269	$(105,127)	$(12,645)	$2,876,870	$2,063,654	$436,128	$5,376,652

Balance at December 31, 2015	$250	$1,123	$2,995,243	$(131,278)	$(18,422)	$2,846,916	$2,138,925	$430,399	$5,416,240
Net income	—	—	—	120,035	—	120,035	130,508	15,528	266,071
Other comprehensive loss	—	—	—	—	(5,475)	(5,475)	(4,225)	(993)	(10,693)
Repurchase of preferred stock	(10)	—	(19,988)	—	—	(19,998)	—	—	(19,998)
Reissuance of preferred stock to an equity method investee	10	—	19,988	—	—	19,998	—	—	19,998
Redemption of units in Operating Company for cash and Class A common stock	—	8	16,126	—	—	16,134	—	(18,691)	(2,557)
Share-based compensation	—	10	10,316	—	—	10,326	—	—	10,326
Shares canceled for tax withholding on vested stock awards	—	(2)	(2,860)	—	—	(2,862)	—	—	(2,862)
Contributions from noncontrolling interests	—	—	—	—	—	—	596,427	—	596,427
Distributions to noncontrolling interests	—	—	—	—	—	—	(428,394)	(25,384)	(453,778)
Acquisition of noncontrolling interests	—	—	725	—	—	725	(4,688)	—	(3,963)
Preferred stock dividends	—	—	—	(36,066)	—	(36,066)	—	—	(36,066)
Common stock dividends declared ($1.20 per share)	—	—	—	(136,276)	—	(136,276)	—	—	(136,276)
Reallocation of equity (Notes 2 and 16)	—	—	19,866	—	—	19,866	(21,800)	1,934	—

Balance at September 30, 2016	$250	$1,139	$3,039,416	$(183,585)	$(23,897)	$2,833,323	$2,406,753	$402,793	$5,642,869

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities
Net income	$266,071	$198,060
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of discount and net origination fees on purchased and originated loans	(19,081)	(18,218)
Accretion in excess of cash receipts on purchased credit impaired loan	(8,515)	—
Paid-in-kind interest added to loan principal	(34,889)	(19,639)
Straight-line rents	(9,665)	(8,959)
Amortization of above- and below-market lease values, net	1,693	2,560
Amortization of deferred financing costs	19,306	15,575
Income from equity method investments	(72,226)	(44,184)
Distributions of income from equity method investments	62,761	54,469
Provision for loan losses	17,412	30,937
Impairment of real estate and intangible assets	5,461	767
Depreciation and amortization	129,276	101,609
Share-based compensation	10,326	11,246
Net gain on remeasurement of net assets of consolidated investment entities	—	(41,486)
Change in fair value of contingent consideration	(13,640)	(15,760)
Gain on sales of real estate assets, net	(68,114)	(6,472)
Foreign currency loss recognized on repayment of loans receivable	—	31,179
Changes in operating assets and liabilities:
(Increase) decrease in due from affiliates	(4,268)	2,359
Decrease in other assets	7,236	968
Increase in accrued and other liabilities	16,171	47,493
Decrease in due to affiliates	—	(12,236)
Other adjustments, net	(4,596)	(8,111)

Net cash provided by operating activities	300,719	322,157

Cash Flows from Investing Activities
Contributions to equity method and cost method investments	(150,168)	(339,222)
Distributions of capital from equity method and cost method investments	79,028	340,157
Investments in purchased loans receivable, net of seller financing	(101,606)	(2,327)
Net disbursements on originated loans	(328,835)	(823,660)
Repayments of loans receivable	461,335	286,030
Proceeds from sales of loans receivable	188,551	—
Cash receipts in excess of accretion on purchased credit impaired loans	81,414	361,156
Disbursements on acquisition of real estate assets, related intangibles and leasing commissions	(373,005)	(779,192)
Proceeds from sales of real estate assets	344,271	87,251
Investment in marketable securities	(23,324)	—
Acquisition of investment management business, net of cash acquired (Note 3)	—	(55,885)
Net proceeds from settlement of derivative instruments	7,840	32,567
Other investing activities, net	(2,023)	(5,717)

Net cash provided by (used in) investing activities	$183,478	$(898,842)

COLONY CAPITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net	$—	$277,945
Dividends paid to preferred stockholders	(36,279)	(26,151)
Dividends paid to common stockholders	(135,656)	(122,900)
Line of credit borrowings	505,000	954,900
Line of credit repayments	(459,900)	(761,400)
Proceeds from secured financing	735,280	1,314,192
Secured financing repayments	(895,067)	(690,346)
Change in escrow deposits for financing arrangements	12,724	(10,231)
Payment of deferred financing costs	(17,346)	(18,031)
Contributions from noncontrolling interests	517,927	225,999
Distributions to noncontrolling interests	(447,599)	(471,066)
Repurchase of preferred stock	(19,998)	—
Reissuance of preferred stock to an equity method investee	19,998	—
Acquisition of noncontrolling interests	(3,963)	—
Other financing activities, net	(5,417)	—

Net cash (used in) provided by financing activities	(230,296)	672,911

Cash held by investment entities consolidated (Note 7)	—	75,412
Effect of exchange rates on cash	418	(5,611)

Net increase in cash	254,319	166,027
Cash, beginning of period	185,854	141,936

Cash, end of period	$440,173	$307,963

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$99,562	$76,045

Cash paid for income taxes	$4,451	$1,769

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividends payable	$65,924	$63,017

Loan payoff proceeds held in escrow	$11,550	$—

Net settlement of redemption and investment in equity method investee	$117,241	$—

Foreclosures on collateral assets from originated or acquired debt	$121,694	$1,272

Contributions receivable from noncontrolling interests	$78,500	$—

Accrued and other liabilities assumed in connection with acquisitions, net of cash assumed	$—	$407

Deferred tax liability assumed in a real estate acquisition	$—	$29,987

Settlement of debt through issuance of units in Operating Company	$—	$10,000

Issuance of common stock for acquisition of investment management business	$—	$52,160

Issuance of units in Operating Company for acquisition of investment management business	$—	$558,794

Net assets of investment entities consolidated, net of cash assumed (Note 7)	$—	$2,637,278

The accompanying notes are an integral part of these condensed consolidated financial statements.

COLONY CAPITAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016

(Unaudited)

1. Organization

Colony Capital, Inc. (the “Company”) is a leading global real estate and investment management firm that targets attractive risk-adjusted returns for its investors by investing primarily in real estate and real estate-related assets. The Company manages capital on behalf of both its shareholders and limited partners in private investment funds under its management where the Company may earn management fees and carried interests. The Company’s portfolio is composed primarily of: (i) real estate equity; (ii) real estate and real estate-related debt; and (iii) investment management of Company-sponsored private equity funds and vehicles. The Company was organized on June 23, 2009 as a Maryland corporation and has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code, for U.S. federal income tax purposes.

Prior to April 2, 2015, the Company was externally managed and advised by Colony Financial Manager, LLC (the “Manager”), which was a wholly-owned subsidiary of Colony Capital, LLC (“CCLLC”), a privately held global real estate investment firm. On April 2, 2015, Colony Capital Operating Company, LLC (“Operating Company” or “OP”), an operating subsidiary of the Company, acquired substantially all of the real estate investment management business and operations of CCLLC (the “Combination”) and the Company became a self-managed REIT. As a result of the Combination, the Company is able to sponsor new investment vehicles as general partner under the Colony name. Details of the Combination are described more fully in Note 3.

In connection with the Combination, the Company reorganized into an umbrella partnership real estate investment trust (“UPREIT”). As part of the restructuring, the Company contributed to OP and its subsidiaries substantially all of the Company’s other subsidiaries, assets and liabilities, other than certain indebtedness, in exchange for membership interests in OP (“OP Units”). Following the Combination, OP conducts all of the activities and owns substantially all of the assets and liabilities of the combined business.

Proposed Merger

On June 2, 2016, the Company entered into a definitive Agreement and Plans of Merger (the “Merger Agreement”) with NorthStar Asset Management Group Inc. (“NSAM”) and NorthStar Realty Finance Corp. (“NRF”) under which the companies intend to combine in an all-stock merger transaction (the “Merger”) to form Colony NorthStar, Inc. (“Colony NorthStar”), which will be the publicly-traded company of the combined organization.

Pursuant to the terms and conditions set forth in the Merger Agreement, each share of common stock of the Company and NRF issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive common stock of Colony NorthStar based on the exchange ratios of 1.4663 shares of Colony NorthStar Class A and Class B common stock for each share of the Company’s Class A and Class B common stock, respectively, and 1.0996 shares of Colony NorthStar Class A common stock for each share of NRF common stock. Each share of each series of the preferred stock of the Company and of NRF issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive one share of a corresponding series of Colony NorthStar preferred stock. Concurrently, OP will issue additional partnership units to equal the number of operating partnership units outstanding on the day prior to the closing of the Merger multiplied by the exchange ratio of 1.4663. Based upon the aforementioned exchange ratios, the Company’s stockholders will own approximately 33.25%, NSAM stockholders will own approximately 32.85% and NRF stockholders will own approximately 33.90% of Colony NorthStar, on a fully diluted basis, excluding the effect of certain equity based awards to be issued in connection with the Merger.

The Merger is anticipated to close in January 2017, subject to customary closing conditions, including regulatory approvals, and approval by the stockholders of the Company, NSAM and NRF.

2. Significant Accounting Policies

The significant accounting policies of the Company are described below. The accounting policies of the Company’s unconsolidated joint ventures are substantially similar to those of the Company.

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. However, the results of operations for the interim period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2016, or any other future period. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries, including consolidated variable interest entities. All significant intercompany accounts and transactions have been eliminated. The portions of the equity, net income and other comprehensive income of consolidated subsidiaries that are not attributable to the parent are presented separately as amounts attributable to noncontrolling interests in the consolidated financial statements. A substantial portion of noncontrolling interests represent interests held by private investment funds or other investment vehicles managed by the Company and which invest alongside the Company (“Co-Investment Funds”) and membership interests in OP held by affiliates and senior executives.

The Company consolidates entities in which it has a controlling financial interest, by first considering if an entity meets the definition of a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary, or otherwise, if the Company has the power to control an entity through a majority of voting interest or through other contractual arrangements.

Variable Interest—A variable interest in an entity is an economic arrangement that absorbs economic risks and rewards of the entity. For entities in which the Company has a variable interest, the Company determines if the entity is a VIE by considering (i) whether the entity lacks sufficient equity to finance its activities without additional subordinated financial support, or (ii) whether the entity’s equity holders lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the party that has a controlling financial interest in the VIE and consolidates the VIE. In determining whether the Company is the primary beneficiary of a VIE, the Company considers whether it individually has both (i) the power to direct the activities of the VIE that most significantly affect the entity’s performance, and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company assesses whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing this analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party’s ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, involves significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.

Voting Interest—Unlike VIEs, voting interest entities have sufficient equity and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities’ voting interests or through other contractual arrangements.

At each reporting period, the Company reassesses whether changes in facts and circumstances result in a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company’s consolidation conclusion. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case the assets, liabilities and noncontrolling interests in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon consolidation. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any retained interests.

Noncontrolling Interests

Noncontrolling Interests in Investment Entities—Noncontrolling interests in investment entities represent interests in consolidated real estate investment entities held primarily by Co-Investment Funds, which prior to the Combination, were managed by CCLLC or its affiliates, and to a lesser extent, held by unaffiliated third parties. Allocation of net income or loss is generally based upon relative ownership interests held by equity owners in each investment entity, or based upon contractual arrangements that may provide for disproportionate allocation of economic returns among equity interests, including hypothetical liquidation at book value, when applicable and substantive.

Changes in ownership interests held by noncontrolling interests in subsidiaries while the Company continues to maintain control over the subsidiaries are treated as equity transactions. The carrying amount of noncontrolling interests in subsidiaries are adjusted to reflect the change in their ownership interests. Differences, if any, between the adjusted carrying value of noncontrolling interests and the fair value of consideration received or paid are attributed to stockholders of the Company.

Noncontrolling Interests in Operating Company—Noncontrolling interests in Operating Company represent membership interests in OP held directly or indirectly by senior executives of the Company. A majority of the OP Units held by noncontrolling interests were issued as consideration for the Combination. Noncontrolling interests in OP are attributed a share of net income or loss in OP based on their weighted average ownership interest in OP during the period. At the end of each period, noncontrolling interests in OP is adjusted to reflect their ownership percentage in OP at the end of the period, through a reallocation between controlling and noncontrolling interests in OP, as applicable.

Noncontrolling interests in OP, subject to lock-up agreements, have the right to require OP to redeem part or all of such member’s OP Units for cash based on the market value of an equivalent number of shares of Class A common stock at the time of redemption, or at the Company’s election, through issuance of shares of Class A common stock (registered or unregistered) on a one-for-one basis.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency

Assets and liabilities of non-U.S. dollar functional currency investments and subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Income and expenses from these investments and subsidiaries are translated at the average rate of exchange prevailing during the period such income was earned or expenses were incurred. Gains and losses related to translation of these non-U.S dollar functional currency items are included in other comprehensive income or loss within stockholders’ equity. Upon sale, complete or substantially complete liquidation of an investment in a foreign subsidiary, or upon partial sale of an equity method investment, the translation adjustment associated with the investment, or the proportionate share related to the portion of equity method investment sold, is reclassified from accumulated other comprehensive income or loss into earnings.

Gains and losses resulting from nonfunctional currency transactions are recognized in the income statement in other gain (loss), net.

Disclosures of non-US dollar amounts to be recorded in the future are translated using exchange rates in effect at balance sheet date.

Business Combinations

The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. Net cash paid to acquire a business or assets is classified as investing activities on the accompanying statements of cash flows.

The Company accounts for business combinations by applying the acquisition method. Transaction costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and noncontrolling interests in acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and noncontrolling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets and liabilities.

For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized unless the fair value of non-cash assets given as consideration differs from the carrying amount of the assets acquired. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisition of assets are included in the cost basis of the assets acquired.

Contingent consideration is classified as a liability or equity, as applicable. Contingent consideration in connection with the acquisition of a business is measured at fair value on acquisition date, and unless classified as equity, is remeasured at fair value each reporting period thereafter until the consideration is settled, with changes in fair value included in net income. For contingent consideration in connection with the acquisition of assets, subsequent changes to the recorded amount are adjusted against the cost of the acquisition.

Real estate acquisitions, which are considered as either business combinations or asset acquisitions, are recorded at the fair values of the acquired components at the time of acquisition, allocated among land, building, improvements, equipment, lease-related tangible and identifiable intangible assets and liabilities, such as tenant improvements, deferred leasing costs, in-place lease values, above- and below-market lease values. The estimated fair value of acquired land is derived from recent comparable sales of land and listings within the same local region based on available market data. The estimated fair value of acquired buildings and building improvements is derived from comparable sales, discounted cash flow analysis using market-based assumptions, or replacement cost, as appropriate. The fair value of site and tenant improvements is estimated based upon current market replacement costs and other relevant market rate information.

Investment in Debt Securities

The Company designates its investment in debt securities as available-for-sale (“AFS”), included in other investments on the consolidated balance sheet. AFS securities are carried at fair value with unrealized gains or losses included as a component of other comprehensive income. Upon disposition of AFS securities, the cumulative gains or losses in other comprehensive income is recognized in earnings using an average cost method.

Interest Income—Interest income, including accretion of purchased premiums or amortization of purchased discounts and stated coupon interest payments, is recognized using the effective interest method over the expected lives of the securities.

For beneficial interests in debt securities that are not of high credit quality (generally credit rating below AA) or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, interest income is recognized as the accretable yield over the life of the securities using the effective yield method. The accretable yield is the excess of current expected cash flows to be collected over the net investment in the security, including the yield accreted to date. The Company evaluates estimated future cash flows expected to be collected on a quarterly basis, starting with the first full quarter after acquisition, or earlier if conditions indicating impairment are present. If the cash flows expected to be collected cannot be reasonably estimated, either at acquisition or in subsequent evaluation, the Company may consider placing the securities on nonaccrual, with interest income recognized using the cost recovery method.

Impairment—The Company performs an assessment, at least quarterly, to determine whether a decline in fair value below amortized cost of AFS securities is other than temporary. Other-than-temporary impairment (“OTTI”) exists when it is probable that the Company will be unable to recover the entire amortized cost basis of the security. For beneficial interests in debt securities that are not of high credit quality or that can be contractually settled such that the Company would not recover substantially all of its recorded investment, OTTI also exists when there has been an adverse change in cash flows expected to be collected from the last measurement date.

If the Company intends to sell the impaired security or more likely than not will be required to sell the impaired security before recovery of its amortized cost, the entire impairment amount is recognized in earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost, the Company further evaluates the security for impairment due to credit losses. In determining whether a credit loss exists, an assessment is made of the cash flows expected to be collected from the security. The credit component of OTTI is recognized in earnings, while the remaining non-credit component is recognized in other comprehensive income. The amortized cost basis of the security is written down by the amount of impairment recognized in earnings and will not be adjusted for subsequent recoveries in fair value. The difference between the new amortized cost basis and the cash flows expected to be collected will be accreted as interest income.

In assessing OTTI and estimating future expected cash flows, factors considered include, but not limited to, credit rating of the security, financial condition of the issuer, defaults for similar securities, performance and value of assets underlying an asset-backed security.

Reclassification

Certain amounts on the condensed consolidated balance sheets have been reclassified to conform to current period presentation.

Recent Accounting Updates

Revenue Recognition—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition standards, by establishing principles for recognizing revenue upon the transfer of promised goods or services to customers at an amount reflecting the consideration a company expects to receive in exchange for those goods or services. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect as of the date of initial application recognized in retained earnings. ASU No. 2014-09 was originally effective for fiscal years beginning after December 15, 2016 and interim periods therein. In July 2015, the FASB deferred the effective date of the new standard by one year to fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted but not before the original effective date. In March 2016, the FASB issued amendments to clarify the principal versus agent assessment in the new revenue guidance, which affects whether revenue is recorded on a gross or net basis. The amendments have the same effective date and transition requirements as the new standard. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements.

Financial Instruments—In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which affects accounting for investments in equity securities and financial liabilities under fair value option as well as presentation and disclosures, but does not affect accounting for investments in debt securities and loans. Investments in equity securities, other than equity method investments, will be measured at fair value through earnings, except for equity securities without readily determinable fair values which may be measured at cost less impairment and adjusted for observable price changes. This provision eliminates cost method accounting and recognition of unrealized holding gains (losses) on equity investments in other comprehensive income. For financial liabilities under fair value option, changes in fair value due to instrument specific credit risk will be recorded separately in other comprehensive income. Fair value disclosures of financial instruments measured at amortized cost will be based on exit price and corresponding disclosures of valuation methodology and significant inputs will no longer be required. ASU No. 2016-01 is effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption is limited to specific provisions. ASU 2016-01 is to be applied retrospectively with cumulative effect as of the beginning of the first reporting period adopted recognized in retained earnings, except for amendments related to equity investments without readily determinable fair values and exit price fair value disclosures for financial instruments measured at amortized cost, which are to be applied prospectively. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements.

Leases—In February 2016, the FASB issued ASU No. 2016-02, Leases, which amends existing lease accounting standards, primarily requiring lessees to recognize most leases on balance sheet through a right-of-use asset and a lease liability, as well as making targeted changes to lessor accounting, including a new model for sale-leaseback transactions that is applicable to both lessors and lessees. ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 31, 2018. Early adoption is permitted. The new leases standard requires adoption using a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, and provides for certain practical expedients. Full retrospective application is prohibited. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.

Derivative Novation—In March 2016, the FASB issued ASU No. 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in the derivative counterparty does not, in and of itself, represent a termination of the original derivative or a change in critical terms of the hedging relationship. As a result, a hedging relationship would not be dedesignated as long as all of the other hedge accounting criteria are met when considering the credit worthiness of the new counterparty. ASU No. 2016-05 is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted, including interim periods. The new guidance may be adopted prospectively or on a modified retrospective basis to derivatives outstanding in the periods presented that were previously dedesignated due to a novation. The Company adopted the new guidance effective March 31, 2016 on a prospective basis. The adoption did not have an impact on the consolidated financial statements.

Equity Method—In March 2016, the FASB issued ASU No. 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates retrospective application of the equity method to prior periods that the investment was held before the investor obtained significant influence over the investee. ASU No. 2016-07 is effective for fiscal years beginning after December 15, 2016 and interim periods therein, to be applied prospectively. Early adoption is permitted, including interim periods. The Company adopted the new guidance effective March 31, 2016. The adoption did not have an impact on the consolidated financial statements.

Share-Based Compensation—In March 2016, the FASB issued ASU No. 2016-09, Improvements to Share-Based Payment Accounting, which amends certain aspects of accounting for share-based payments to employees. This includes accounting for income tax effects in the income statement, increasing the fair value of shares applied for income tax withholding without triggering liability accounting, allowing forfeitures related to service condition to be recognized upon occurrence, as well as changes in cash flow classifications. This guidance may be adopted prospectively or on a modified retrospective transition basis depending on the requirements of each provision. ASU No. 2016-09 is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is permitted, with all provisions within the guidance to be adopted in the same period. If early adopted in an interim period, adjustments are to be reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.

Credit Losses—In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses, which amends the credit impairment model for financial instruments. The existing incurred loss model will be replaced with a lifetime current expected credit loss (“CECL”) model for financial instruments carried at amortized cost and off-balance sheet credit exposures, such as loans, loan commitments, held-to-maturity (“HTM”) debt securities, financial guarantees, net investment in leases, reinsurance and trade receivables, which will generally result in earlier recognition of allowance for losses. For AFS debt securities, unrealized credit losses will be recognized as allowances rather than reductions in amortized cost basis and elimination of the OTTI concept will result in more frequent estimation of credit losses. The accounting model for purchased credit impaired loans and debt securities will be simplified, including elimination of some of the asymmetrical treatment between credit losses and credit recoveries, to be consistent with the CECL model for originated and purchased non-credit impaired assets. The existing model for beneficial interests that are not of high credit quality will be amended to conform to the new impairment models for HTM and AFS debt securities. Expanded disclosures on credit risk include credit quality indicators by vintage for financing receivables and net investment in leases. Transition will generally be on a modified retrospective basis, with prospective application for other-than-temporarily impaired debt securities and purchased credit impaired assets. ASU No. 2016-13 is effective for fiscal years and interim periods beginning after December 15, 2019. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.

Cash Flow Classifications—In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows, intended to reduce diversity in practice in certain classifications on the statement of cash flows. This guidance addresses eight types of cash flows, including clarifying how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows, as well as requiring an accounting policy election for classification of distributions received from equity method investees using either the cumulative earnings or nature of distributions approach, among others. Transition will generally be on a retrospective basis. ASU No. 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted, provided that all amendments within the guidance are adopted in the same period. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.

3. Combination with Colony Capital

On April 2, 2015, pursuant to agreements dated December 23, 2014, OP completed its acquisition of the CCLLC trademark name and substantially all of its real estate investment management business and operations, excluding those conducted exclusively in connection with Colony American Homes, Inc. (now Colony Starwood Homes—see Note 22). The Combination was subject to approval of two-thirds of the Company’s non-affiliated shareholders, which was received at a special meeting of shareholders held on March 31, 2015.

Upon consummation of the Combination, CCLLC’s personnel became employees of the Company and the Company became an internally managed REIT. As a result of the Combination, the Company is able to sponsor new investment vehicles as general partner under the Colony name. The Company’s common stock, which was reclassified as Class A Common Stock, continues to be listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “CLNY.”

Mr. Thomas J. Barrack, Jr., Executive Chairman, and Mr. Richard B. Saltzman, Chief Executive Officer and President, have entered into five-year employment agreements and related lock-up arrangements with the Company, which, subject to certain exceptions, will generally restrict them from transferring their respective interests in OP Units and/or shares received in connection with the Combination over the same period as their respective employment agreement terms, which restriction would be ratably reduced over such period. Messrs. Barrack and Saltzman also have entered into non-competition arrangements with the Company, each of which will provide for clawback as to a material portion of consideration in the event such individuals violate the non-compete restrictions during the same period as their respective lock-ups. The employment agreements, and related lock-ups and non-competition arrangements became effective at the closing of the Combination.

The consideration for the Combination consisted of an upfront and a contingent portion, as follows:

•	Upfront considerationpaid in a combination of 1.43 million shares of Class A Common Stock, 563,987 shares of newly created Class B Common Stock and 21.34 million of OP Units, measured based upon the closing price of the Company’s common stock of $26.19 on April 1, 2015, as well as $61.4 million of cash payments made for working capital, transaction costs incurred on behalf of CCLLC and tax withholding on behalf of Mr. Saltzman. The aggregate upfront consideration was valued at $672.3 million.

•	Contingent consideration to be paid in a combination of up to approximately 1.02 million shares of Class A Common Stock, 90,991 shares of Class B Common Stock and approximately 3.47 million OP Units, subject to multi-year performance targets for achievement of a contractually-defined funds from operations per share target and capital-raising thresholds from the funds management business. If the minimum performance target for either of these metrics is not met or exceeded, a portion of the contingent consideration paid in respect of the other metric would not be paid out in full.

Each share of Class B Common Stock and each OP Unit is, at the holder’s option, convertible into one share of Class A Common Stock, subject, in the case of OP Units, to the terms and conditions set forth in the operating agreement of OP.

The following table summarizes the total consideration and allocation to assets acquired and liabilities assumed. In the first quarter of 2016, measurement period adjustments were identified that impacted provisional accounting, specifically adjustments to payroll accrual, valuation of investment management contract intangible asset and related impact to deferred tax liability, which increased goodwill by approximately $1.9 million, as presented in the table below.

(In thousands)	As Reported At December 31, 2015	Measurement Period Adjustments (1)	Final Adjusted Amounts At March 31, 2016
Consideration
Cash	$61,350	$—	$61,350
Class A and Class B common stock issued	52,160	—	52,160
OP Units issued	558,794	—	558,794
Estimated fair value of contingent consideration (2)	69,500	—	69,500

	$741,804	$—	$741,804

Identifiable assets acquired and liabilities assumed
Cash	$5,015	$—	$5,015
Fixed assets	46,396	—	46,396
Other assets	23,300	—	23,300
Intangible asset:
Investment management contracts	46,000	(1,900)	44,100
Customer relationships	46,800	—	46,800
Trade name	15,500	—	15,500
Notes payable	(44,337)	—	(44,337)
Deferred tax liability	(35,920)	729	(35,191)
Other liabilities	(19,217)	(689)	(19,906)

	83,537	(1,860)	81,677
Goodwill	658,267	1,860	660,127

	$741,804	$—	$741,804

(1)	The estimated fair values and purchase price allocation on April 2, 2015 were subject to retrospective adjustments during the measurement period, which ended on April 1, 2016, based upon new information obtained about facts and circumstances that existed as of the date of acquisition.
(2)	Estimated fair value of contingent consideration is subject to remeasurement each reporting period, as discussed in Note 14.

See Note 9 for discussions related to identifiable intangible assets and goodwill, and Note 14 for fair value measurement of contingent consideration.

Pro Forma Results (Unaudited)

The following table presents pro forma results of the Company as if the Combination had been consummated on January 1, 2014. The amounts have been calculated pursuant to the application of the Company’s accounting policies and adjusting the results of CCLLC’s operations to reflect additional compensation expense, depreciation and amortization, income tax, and after eliminating intercompany transactions of the combined entities and allocation of net income to OP Units. The pro forma results for the nine months ended September 30, 2015 were adjusted to exclude acquisition-related expenses of approximately $15.1 million. The pro forma results are not indicative of future operating results.

(In thousands, except per share data)	Nine Months Ended September 30, 2015
Pro forma:
Total income	$631,593
Net income attributable to Colony Capital, Inc.	135,372
Net income attributable to common stockholders	104,896
Earnings per common share:
Basic	$0.93
Diluted	$0.91

4. Variable Interest Entities

Securitizations

The Company securitizes loans receivable using VIEs as a source of financing. The securitization vehicles are structured as pass-through entities that receive principal and interest on the underlying mortgage loans and distribute those payments to the holders of the notes or certificates issued by the securitization vehicles. The loans are transferred into securitization vehicles such that these assets are restricted and legally isolated from the creditors of the Company, and therefore are not available to satisfy the Company’s obligations but only the obligations of the securitization vehicles. The obligations of the securitization vehicles do not have any recourse to the general credit of any other consolidated entities, nor to the Company.

The Company retains beneficial interests in the securitization vehicles, usually equity tranches or subordinate securities. Affiliates of the Company or appointed third parties act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by the underlying contractual agreements, which is subject to the consent of the Company, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. As the Company’s rights as the directing holder and controlling class representative provide the Company the ability to direct activities that most significantly impact the economic performance of the securitization vehicles—for example, responsibility over decisions related to loan modifications and workouts—the Company maintains effective control over the loans transferred into the securitization trusts. Considering the positions retained by the Company in the securitization vehicles together with its role as controlling class representative or directing holder, the Company is deemed to be the primary beneficiary and consolidates these securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and are accounted for as secured financing with the underlying mortgage loans pledged as collateral.

All of the underlying assets, liabilities, equity, revenues and expenses of the securitization vehicles are consolidated within the Company’s consolidated financial statements. The Company’s exposure to the obligations of the securitization vehicles is generally limited to its investment in these entities, which was $410.0 million and $412.8 million at September 30, 2016 and December 31, 2015, respectively. The Company is not obligated to provide any financial support to these securitization vehicles and did not do so in the periods reported.

Operating Subsidiary

The Company’s operating subsidiary under the UPREIT structure, OP, is a limited liability company that has governing provisions that are the functional equivalent of a limited partnership. The Company holds the majority of membership interest in OP, acts as the managing member of OP and exercises full responsibility, discretion and control over the day-to-day management of OP. The noncontrolling interests in OP do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of noncontrolling interest members (including by such a member unilaterally). The absence of such rights, which represent voting rights in a limited partnership equivalent structure, would render OP to be a VIE. The Company, as managing member, has the power to direct the core activities of OP that most significantly affect OP’s performance, and through its majority interest in OP, has both the right to receive benefits from and the obligation to absorb losses of OP. Accordingly, the Company is the primary beneficiary of OP and consolidates OP. As the Company conducts its business and holds its assets and liabilities through OP, the total assets and liabilities of OP comprise substantially all of the total consolidated assets and liabilities of the Company.

Sponsored Funds

The Company sponsors funds and other similar investment vehicles as general partner (“Sponsored Funds”), for the purpose of providing investment management services in exchange for management fees and performance-based fees.

Sponsored Funds are established as limited partnerships or equivalent structures. The limited partners of Sponsored Funds do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights, that could be exercised by a simple majority of limited partners or by a single limited partner. The absence of such rights, which represent voting rights in a limited partnership, results in the Sponsored Fund being considered a VIE. The Company invests alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds. These co-investment joint ventures are consolidated by the Company. As general partner, the Company has capital commitments directly to the Sponsored Funds. The Company may also have capital commitments satisfied directly through the co-investment joint ventures in its capacity as an affiliate of the general partner. The nature of the Company’s involvement with the Sponsored Funds comprise fee arrangements and equity interests. The fee arrangements are commensurate with the level of management services provided by the Company, and contain terms and conditions that are customary to similar at-market fee arrangements. The Company’s equity interests in the Sponsored Funds absorb insignificant variability. As the Company acts in the capacity of an agent of the Sponsored Funds, the Company is not the primary beneficiary and does not consolidate the Sponsored Funds. The Company accounts for its equity interest in the Sponsored Funds under the equity method. The Company’s equity method investment in Sponsored Funds was $1.5 million and $0.3 million at September 30, 2016 and December 31, 2015, respectively.

5. Loans Receivable

Loans Held For Investment

The following table provides a summary of the Company’s loans held for investment.

	September 30, 2016				December 31, 2015
(Amounts in thousands)	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years	Unpaid Principal Balance	Carrying Value	Weighted Average Coupon	Weighted Average Maturity in Years
Non-PCI Loans
Fixed rate
Mortgage loans	$951,872	$939,940	9.1%	3.5	$882,935	$880,519	9.3%	3.9
Securitized mortgage loans	111,906	114,178	6.4%	15.9	135,519	138,366	6.4%	16.9
Mezzanine loans	423,193	420,289	12.2%	2.9	338,856	340,260	12.3%	3.5

	1,486,971	1,474,407			1,357,310	1,359,145

Variable rate
Mortgage loans	482,692	473,078	8.4%	1.0	643,013	627,374	7.2%	1.7
Securitized mortgage loans	898,052	897,414	5.8%	2.9	1,051,822	1,048,522	5.5%	3.4
Mezzanine loans	348,035	347,242	11.1%	0.9	348,091	347,267	10.8%	0.7

	1,728,779	1,717,734			2,042,926	2,023,163

	3,215,750	3,192,141			3,400,236	3,382,308

PCI Loans
Mortgage loans	784,373	538,037			1,008,839	693,934
Securitized mortgage loans	8,199	6,868			8,871	7,422

	792,572	544,905			1,017,710	701,356

Allowance for loan losses	—	(51,392)			—	(35,187)

Loans held for investment, net	$4,008,322	$3,685,654			$4,417,946	$4,048,477

Activity in loans held for investment is summarized below:

	Nine Months Ended September 30,
(In thousands)	2016	2015
Carrying value at January 1	$4,048,477	$2,131,134
Loan acquisitions and originations	420,741	926,659
Paid-in-kind interest added to loan principal	34,889	19,639
Discount and net loan fee amortization	19,081	14,171
Carrying value loans sold	(113,582)	—
Loan repayments	(461,585)	(285,530)
Payments received from PCI loans	(122,911)	(463,069)
Accretion on PCI loans	50,012	105,460
Transfer to loans held for sale	(56,357)	—
Transfer to real estate assets upon foreclosure	(121,694)	(4,489)
Provision for loan losses, excluding interest receivable	(17,271)	(30,716)
Consolidation of loans receivable held by investment entities (Note 7)	—	1,629,496
Effect of changes in foreign exchange rates	5,854	5,894

Carrying value at September 30	$3,685,654	$4,048,649

Loan Maturity and Aging

Carrying values of loans held for investment before allowance for loan losses, excluding PCI loans, based on remaining maturities under contractual terms at September 30, 2016, was as follows:

(In thousands)	September 30, 2016
Due in one year or less	$1,174,635
Due after one year through five years	1,642,945
Due after five years	374,561

$3,192,141

The following table provides an aging summary of loans held for investment at carrying values before allowance for loan losses, excluding PCI loans.

(In thousands)	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total
September 30, 2016	$3,137,769	$797	$3,336	$50,239	$3,192,141
December 31, 2015	3,357,454	14,628	1,509	8,717	3,382,308

Troubled Debt Restructuring (“TDR”)

The following table provides a summary of loan modifications, excluding purchased credit-impaired loans, classified as TDRs, in which the Company provided the borrowers, who are experiencing financial difficulties, with various concessions in interest rates, payment terms or default waivers.

(Dollars in thousands)	Nine Months Ended September 30, 2016
Loans modified as TDRs during the period:
Number of loans	1
Carrying value of loans before allowance for loan losses	$37,611
Loss incurred	$1,687

There were no loans modified as TDRs during the nine months ended September 30, 2015.

At September 30, 2016 and December 31, 2015, carrying values of TDR loans before allowance for loan losses were $66.2 million and $26.7 million, respectively, and the TDR loans were not in default post-modification. There were no additional commitments to lend to borrowers with TDR loans.

Purchased Credit-Impaired Loans (“PCI”)

PCI loans are acquired loans with evidence of credit quality deterioration for which it is probable at acquisition that the Company will collect less than the contractually required payments. PCI loans are recorded at the initial investment in the loans and accreted to the estimated cash flows expected to be collected as measured at acquisition date. The excess of cash flows expected to be collected, measured as of acquisition date, over the estimated fair value represents the accretable yield and is recognized in interest income over the remaining life of the loan using the effective interest method. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected (“nonaccretable difference”) is not recognized as an adjustment of yield, loss accrual or valuation allowance.

Factors that most significantly affect estimates of cash flows expected to be collected, and accordingly the accretable yield, include: (i) estimate of the remaining life of acquired loans which may change the amount of future interest income; (ii) changes to prepayment assumptions; (iii) changes to collateral value assumptions for loans expected to foreclose; and (iv) changes in interest rates on variable rate loans.

In September 2016, the Company acquired PCI loans secured by commercial properties in France. In 2015, no new PCI loans were acquired other than those through consolidation of the investment entities on April 2, 2015. The table below presents information about these PCI loans at time of acquisition:

(In thousands)	September 2016	April 2015
Contractually required payments including interest	$28,685	$1,936,499
Less: Nonaccretable difference	(4,927)	(850,212)

Cash flows expected to be collected	23,758	1,086,287
Less: Accretable yield	(6,595)	(121,130)

Fair value of loans acquired	$17,163	$965,157

Changes in accretable yield of PCI loans were as follows:

	Nine Months Ended September 30,
(In thousands)	2016	2015
Beginning accretable yield	$66,639	$98,523
Additions	6,595	—
Changes in accretable yield	21,228	(16,519)
Accretion	(50,012)	(105,460)
Consolidation of PCI loans held by investment entities (Note 7)	—	121,130
Effect of changes in foreign exchange rates	105	(6,639)

Ending accretable yield	$44,555	$91,035

Nonaccrual Loans

Non-PCI loans that are 90 days or more past due as to principal or interest, or where reasonable doubt exists as to timely collection, are generally considered nonperforming and placed on nonaccrual status. For PCI loans, if the cash flows expected to be collected cannot be reasonably estimated, the Company may consider placing such PCI loans on nonaccrual. Interest received on nonaccruing loans for which ultimate collectability of principal is uncertain is recognized using a cost recovery method by applying interest collected as a reduction to loan principal; otherwise, interest is recognized on a cash basis.

Carrying values of loans, before allowance for loan losses, that have been placed on nonaccrual were as follows:

(In thousands)	September 30, 2016	December 31, 2015
Non-PCI loans	$53,575	$10,226
PCI loans	34,841	116,647

	$88,416	$126,873

At September 30, 2016 and December 31, 2015, there were no non-PCI loans past due 90 days or more that continued to accrue interest.

For the three and nine months ended September 30, 2016, interest income of $0.3 million and $1.1 million, respectively, was recognized on a cash basis related to PCI loans with carrying values before allowance for loan losses of $34.8 million at September 30, 2016. There was no cash basis interest income recognized for the three and nine months ended September 30, 2015.

Allowance for Loan Losses

On a periodic basis, the Company analyzes the extent and effect of any credit migration from underwriting and the initial investment review associated with the performance of a loan and/or value of its underlying collateral, as well as financial and operating capability of the borrower or sponsor. Specifically, operating results of collateral properties and any cash reserves are analyzed and used to assess whether cash from operations are sufficient to cover debt service requirements currently and into the future, ability of the borrower to refinance the loan, and/or liquidation value of collateral properties. Where applicable, the Company also evaluates the financial wherewithal of any loan guarantors as well as the borrower’s competency in managing and operating the collateral properties. Such analysis is performed at least quarterly, or more often as needed when impairment indicators are present.

For PCI loans, the Company records a provision for loan losses if decreases in expected cash flows result in a decrease in the estimated fair value of the loan below its amortized cost. Subsequent increases in cash flows expected to be collected are first applied to reverse any previously recorded allowance for loan losses, with any remaining increases recognized prospectively through an adjustment to yield over its remaining life.

The allowance for loan losses and related carrying values of loans held for investment were as follows:

	September 30, 2016		December 31, 2015
(In thousands)	Allowance for Loan Losses	Carrying Value	Allowance for Loan Losses	Carrying Value
Non-PCI loans	$4,573	$57,677	$472	$7,827
PCI loans	46,819	189,134	34,715	203,527

	$51,392	$246,811	$35,187	$211,354

Changes in allowance for loan losses are presented below:

	Nine Months Ended September 30,
(In thousands)	2016	2015
Allowance for loan losses at January 1	$35,187	$197
Provision for loan losses	17,271	30,937
Charge-off	(1,066)	(293)

Allowance for loan losses at September 30	$51,392	$30,841

Loans Held For Sale

At September 30, 2016, four loans with aggregate carrying value of $56.4 million were classified as held for sale.

In December 2015, the Company acquired and classified a loan with carrying value of $75.0 million as held for sale. In February 2016, the loan was sold at approximately its carrying value.

6. Real Estate Assets

The Company’s real estate assets, including foreclosed properties, comprise the following:

(In thousands)	September 30, 2016	December 31, 2015
Real Estate Held for Investment
Land	$651,556	$578,577
Buildings and improvements	2,799,104	2,639,861

	3,450,660	3,218,438
Less: Accumulated depreciation	(156,538)	(86,220)

	3,294,122	3,132,218

Real Estate Held for Sale
Land, buildings and improvements	195,391	297,887

Real Estate Assets, Net	$3,489,513	$3,430,105

As discussed in Note 7, effective April 2, 2015, the Company was deemed to have a controlling financial interest in a number of its real estate investment entities previously accounted for under the equity method. As a result, the Company consolidated the real estate assets held by these investment entities.

Real Estate Held for Sale and Dispositions

Real estate held for sale at September 30, 2016 and December 31, 2015 included $14.1 million and $20.3 million, respectively, that have been written down to fair value, estimated based on either broker price opinions or comparable market information, less estimated selling costs of 5% to 8% of fair value.

Real estate, including foreclosed properties, with carrying values totaling $276.2 million and $80.8 million were sold during the nine months ended September 30, 2016 and 2015, resulting in gains on sale of $68.1 million and $6.5 million, respectively.

Real estate classified as held for sale or disposed in the nine months ended September 30, 2016 and 2015 did not constitute discontinued operations.

Depreciation and Impairment

Depreciation expense and impairment loss recognized on real estate assets were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Depreciation	$27,005	$24,390	$81,373	$58,800
Impairment loss on real estate held for sale (1)	941	317	5,141	767

(1)	There was no impairment on real estate held for investment in the periods presented.

Real Estate Acquisitions

The following table summarizes the Company’s real estate acquisitions:

($ in thousands)				Purchase Price Allocation
Acquisition Date	Property Type and Location	Number of Properties	Purchase Price (1)	Land	Buildings and Improvements	Lease Intangible Assets	Lease Intangible Liabilities	Other Liabilities
Nine Months Ended September 30, 2016 (2)
Business Combinations (3)(4)
January	Industrial—Spain	23	$94,403	$30,451	$59,399	$5,318	$(765)	$—
April	Industrial—Massachusetts, U.S. (5)	1	34,900	5,235	27,731	1,934	—	—
May	Office—France (6)	1	18,204	13,594	4,372	388	(150)	—
Various	Light industrial—Various in U.S.	5	201,635	30,034	158,629	16,062	(3,090)	—

		30	$349,142	$79,314	$250,131	$23,702	$(4,005)	$—

Year Ended December 31, 2015
Asset Acquisitions (7)
January	Education—Switzerland	2	$167,911	$16,450	$130,446	$21,015	$—	$—
June	Office—Norway (8)	1	322,231	69,350	257,541	28,235	—	(32,895)
November	Office—France	1	31,000	3,936	24,096	3,661	(693)	—
Business Combinations (3)(4)								—
Various	Light industrial—Various in U.S.	34	345,463	53,257	280,380	17,724	(5,898)	—
December	Mixed use—United Kingdom (9)	24	440,999	51,169	320,078	76,016	(6,264)	—

		62	$1,307,604	$194,162	$1,012,541	$146,651	$(12,855)	$(32,895)

(1)	Dollar amounts of purchase price and allocation to assets acquired and liabilities assumed are translated based on foreign exchange rates as of respective dates of acquisition, where applicable. Purchase price excludes transaction costs.
(2)	Useful life of real estate assets acquired in 2016 ranges from 23 to 44 years for buildings, 4 to 10 years for improvements, 33 years for below-market ground lease obligations and 3 to 9 years for other lease intangibles.
(3)	Acquisitions of real estate assets with existing leases where the sellers are not the lessees are classified as business combinations. Transaction costs associated with business combinations are expensed, totaling $6.5 million and $1.9 million for the nine months ended September 30, 2016 and 2015, respectively.
(4)	The estimated fair values and purchase price allocation are provisional and subject to retrospective adjustments during the measurement period, not to exceed one year, based upon new information obtained about facts and circumstances that existed as of the date of acquisition.
(5)	Real estate asset was sold in August 2016.
(6)	In the third quarter of 2016, a measurement period adjustment was identified related to a lease contract, which resulted in a decrease to lease intangible asset of $0.6 million, with a corresponding increase of approximately $0.6 million to land and immaterial increase to buildings and improvements.
(7)	These asset acquisitions are net lease properties in which the Company entered into sale-leaseback transactions with the sellers. Transaction costs associated with asset acquisitions are capitalized, totaling approximately $6.9 million for the nine months ended September 30, 2015.

(8)	The Company acquired equity in a subsidiary of the seller, partially financed by a non-callable bond, and assumed the liabilities of the entity acquired of $2.1 million, as well as the entity’s tax basis, resulting in a tax basis difference recorded as a deferred tax liability of $30.8 million upon acquisition.
(9)	Through June 30, 2016, certain measurement period adjustments were identified which impacted provisional accounting, related to below-market operating ground leases assumed in connection with the properties acquired and lease expirations. These adjustments cumulatively resulted in an increase to lease intangible assets and lease intangible liabilities of $15.4 million and $1.3 million, respectively, with a corresponding decrease to land of $21.4 million and an increase to buildings and improvements of $4.7 million. Included in the condensed consolidated statement of operations for the nine months ended September 30, 2016 was a $0.4 million decrease in depreciation and amortization expense as well as immaterial adjustments to increase rent expense and to increase rental income to reflect the effects of the measurement period adjustment as of the acquisition date in December 2015.

Pro Forma Results(Unaudited)

The following table presents pro forma results of the Company as if all 2015 real estate business combinations above had been completed on January 1, 2014. The pro forma results for the nine months ended September 30, 2015 have been adjusted to exclude non-recurring acquisition-related expenses of approximately $2.0 million. These pro forma results are not necessarily indicative of future operating results. Real estate business combinations for the nine months ended September 30, 2016 were not material to the Company’s consolidated results of operations.

(In thousands, except per share data)	Nine Months Ended September 30, 2015
Pro forma:
Total income	$649,235
Net income	195,131
Net income attributable to common stockholders	88,427
Earnings per common share:
Basic	$0.78
Diluted	$0.78

Property Operating Income

The components of property operating income are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Rental income	$69,120	$60,333	$206,173	$150,384
Tenant reimbursements	17,637	6,837	48,467	21,722
Hotel operating income	5,748	19,265	24,830	41,352

	$92,505	$86,435	$279,470	$213,458

Future Minimum Rents

The Company has operating leases with tenants that expire at various dates through 2070. Future contractual minimum rental payments to be received under noncancelable operating leases for real estate held for investment as of September 30, 2016 are as follows:

Year Ending December 31,	(In thousands)
Remaining 2016	$63,096
2017	240,468
2018	211,512
2019	179,434
2020	152,094
2021 and after	773,291

Total	$1,619,895

7. Equity Method Investments

Certain of the Company’s investments in real estate debt and equity are structured as joint ventures with one or more private investment funds or other investment vehicles managed by CCLLC or its affiliates, or to a lesser extent, with unaffiliated third parties. These investment entities are generally capitalized through equity contributions from the members, although certain investments are leveraged through various financing arrangements. Subsequent to the Combination, the Company sponsors funds and other similar investment vehicles under the Colony name as general partner and the Company continues to invest alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds.

The assets of the investment entities may only be used to settle the liabilities of these entities and there is no recourse to the general credit of the Company nor the other investors for the obligations of these investment entities. Neither the Company nor the other investors are required to provide financial or other support in excess of their capital commitments. The Company’s exposure to the investment entities is limited to its equity method investment balance as of September 30, 2016 and December 31, 2015, respectively.

Activity in the Company’s equity method investments is summarized below:

	Nine Months Ended September 30,
(In thousands)	2016	2015
Balance at January 1	$824,597	$1,646,977
Contributions	267,409	241,562
Distributions	(258,898)	(394,625)
Equity in net income	72,226	44,184
Equity in other comprehensive income (loss)	277	(612)
Equity in realized loss reclassified from accumulated other comprehensive income	(10)	161
Equity method investment entities derecognized and consolidated	—	(957,009)
Equity method investments of newly consolidated investment entities	—	270,966
Foreign currency translation gain (loss) and other	558	(27,760)

Balance at September 30	$906,159	$823,844

Included in income from equity method investments for the nine months ended September 30, 2016 was a gain of $45.0 million from redemption of the Company’s preferred equity investment in an equity method investee. In June 2016, in conjunction with a refinancing transaction, the investee restructured the Company’s investment by redeeming the original preferred equity and entering into a new preferred equity investment with the Company under amended terms, including a recourse guarantee and a fixed return. As a result of the restructuring, the Company relinquished its profit participation interest in the investee and deferred its ability to exercise certain rights.

Consolidation of Previous Equity Method Investments

Prior to the Combination, a majority of the Company’s investments in real estate debt and equity that were held in joint ventures with Co-Investment Funds were accounted for under the equity method as the Company did not have a controlling financial interest but exercised significant influence over these investment entities. Upon closing of the Combination on April 2, 2015, the Company became the investment manager of the Co-Investment Funds and employees of CCLLC, including those who are directors or officers of the investment entities, became employees of the Company. For real estate investment entities structured as joint ventures with Co-Investment Funds, combining the Company’s interests with those held by the Co-Investment Funds, to which the Company now acts as investment manager, the Company is considered to have a controlling financial interest in these investment entities post-Combination. Therefore, the Combination represents a reconsideration event that resulted in a shift in controlling financial interest over these investment entities in favor of the Company. Accordingly, the Company consolidated 52 investment entities effective April 2, 2015. The Company did not acquire any economic interests in the Co-Investment Funds nor any additional economic interests in these investment entities as a result of the Combination. Upon initial consolidation of the investment entities, the Company recorded the assets, liabilities, and noncontrolling interests of these entities at estimated fair values as of April 2, 2015.

The following table presents the combined assets, liabilities and noncontrolling interests of the consolidated investment entities as of April 2, 2015:

(In thousands)
Assets:
Cash	$75,412
Loans receivable, net	1,629,496
Real estate assets, net	812,672
Other assets	543,404

Total assets	$3,060,984

Liabilities:
Debt	$282,555
Accrued and other liabilities	65,739

Total liabilities	348,294

Noncontrolling interests	1,700,114

Equity attributable to Colony Capital, Inc.	$1,012,576

At April 2, 2015, the fair value of the Company’s proportionate share of equity interest in the investment entities was $1.0 billion. The excess of fair value over carrying value of the Company’s equity interest in these investment entities, net of cumulative translation adjustments reclassified to earnings, resulted in a remeasurement gain of $41.5 million upon consolidation of these investment entities in April 2015.

Related Party Transactions of Unconsolidated Joint Ventures

Prior to the Combination, CCLLC and its affiliates incurred compensation, overhead and direct costs, as well as costs of property management on behalf of the joint ventures and AMCs, for which they were reimbursed by the joint ventures for amounts allocated. Subsequent to the Combination, the Company has assumed the activities of the Manager and has consolidated all of the AMCs and a majority of the joint ventures. Therefore, such costs and corresponding reimbursements have been eliminated upon consolidation. Total costs from such affiliates allocated to the joint ventures were $2.3 million for the three months ended March 31, 2015. The Company’s proportionate share, based upon its percentage interests in the joint ventures, was $0.8 million for the three months ended March 31, 2015.

8. Other Investments

Other investments comprise the following:

(In thousands)	September 30, 2016	December 31, 2015
Commercial mortgage-backed securities	$23,882	$—
Cost method investment	99,736	99,868

	$123,618	$99,868

Commercial Mortgage-Backed Securities (“CMBS”)

These are mezzanine positions in CMBS that are not of high credit quality (credit rating below AA), acquired at a discount in the second quarter of 2016. These mezzanine positions are subordinated by first loss tranches in the securitization trusts. The CMBS investment was made alongside the Company’s Sponsored Fund through co-investment joint ventures that are consolidated by the Company.

At September 30, 2016, the CMBS, which are classified as AFS, had amortized cost of $23.8 million with $0.1 million of unrealized gain recorded in accumulated other comprehensive income. Contractual maturities of the CMBS, which are longer than the maturities of the underlying loans, range from August 2047 to February 2048.

Cost Method Investment

In January 2015, OP funded its equity commitment of $50 million to an investor consortium, alongside $50 million from a passive co-investment partner, for the acquisition of common stock in the Albertsons/Safeway supermarket chain. The Company uses the cost method to account for this non-marketable equity investment as it has neither a controlling interest nor significant influence over the underlying investee. Dividends received from cost-method investments are recorded as dividend income to the extent they are not considered a return of capital, otherwise such amounts are recorded as a reduction to the cost of investment. For the nine months ended September 30, 2016, a dividend of $0.1 million was received as return of capital and applied to reduce the cost of investment. No dividends were received during the three months ended September 30, 2016 as well as the three and nine months ended September 30, 2015.

9. Goodwill, Deferred Leasing Costs and Other Intangibles

The following table summarizes goodwill, deferred leasing costs, other intangible assets and intangible liabilities arising from acquisitions of operating real estate and the investment management business:

	September 30, 2016			December 31, 2015
(In thousands)	Carrying Amount (Net of Impairment)(1)	Accumulated Amortization	Net Carrying Amount	Carrying Amount (Net of Impairment)(1)	Accumulated Amortization	Net Carrying Amount
Goodwill	$680,127	NA	$680,127	$678,267	NA	$678,267

Deferred Leasing Costs and Intangible Assets
Trade name	$15,500	NA	$15,500	$15,500	NA	$15,500
In-place lease values	158,860	(50,089)	108,771	144,863	(27,780)	117,083
Above-market lease values	31,817	(14,244)	17,573	32,774	(7,708)	25,066
Below-market ground lease obligations	49,326	(399)	48,927	36,635	(39)	36,596
Deferred leasing costs	86,928	(23,134)	63,794	71,710	(12,647)	59,063
Investment management contracts	39,646	(22,552)	17,094	41,897	(13,985)	27,912
Customer relationships	46,800	(5,014)	41,786	46,800	(2,507)	44,293

Total deferred leasing costs and intangible assets	$428,877	$(115,432)	$313,445	$390,179	$(64,666)	$325,513

Intangible Liabilities
Below-market lease values	$32,187	$(9,557)	$22,630	$28,879	$(4,523)	$24,356
Above-market ground lease obligations	171	(10)	161	171	(5)	166

Total intangible liabilities	$32,358	$(9,567)	$22,791	$29,050	$(4,528)	$24,522

(1)	For intangible assets and intangible liabilities recognized in connection with business combinations, purchase price allocations may be subject to adjustments during the measurement period, not to exceed one year from date of acquisition, based upon new information obtained about facts and circumstances that existed at time of acquisition. Carrying amounts at September 30, 2016 are presented net of measurement period adjustments, where applicable (see Notes 3 and 6).

Acquisitions of Operating Real Estate

Goodwill—Goodwill of $20.0 million arising from the acquisition of a light industrial operating platform on December 18, 2014 represents the value of the acquired operating platform, which primarily consists of its work force and business processes. The goodwill amount recognized is not expected to be deductible for income tax purposes. This goodwill is assigned and reported under the light industrial platform segment. As of September 30, 2016, no indicators of impairment to goodwill were identified.

Lease Intangibles—Lease intangibles are amortized on a straight-line basis over the remaining term of the respective lease contracts assumed upon acquisition.

Acquisition of Investment Management Business

  Goodwill

Goodwill of $660.1 million was recognized in connection with the acquisition of the investment management business through the Combination. This goodwill reflects, in part, the expected cost savings resulting from the internalization through direct incurrence of operating costs relative to a management fee charge, the ability to raise additional equity without a proportionate increase in the cost of managing the Company and control over key functions critical to the growth of the business. The goodwill amount recognized is not expected to be deductible for income tax purposes. This goodwill is assigned and reported under the investment management segment.

Goodwill is tested for impairment at the reporting unit to which it is assigned at least on an annual basis in the fourth quarter of each year, or more frequently if events or changes in circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The assessment of goodwill for impairment may initially be performed based on qualitative factors to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value. If so determined, a two-step quantitative assessment is performed to determine if an impairment has occurred and to measure the impairment loss. In the first step, the fair value of the reporting unit is estimated and if less than its carrying value (including goodwill), then the goodwill is considered to be impaired. In the second step, an implied fair value of the goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit over the fair value of its net assets, as if the reporting unit was being acquired in a business combination. If the carrying value of the goodwill exceeds its implied fair value, then an impairment charge is recognized for the excess.

As of September 30, 2016, the Company performed a qualitative assessment of the value of the investment management segment and determined that goodwill was not impaired at this time. In performing this assessment, the Company considered qualitative factors such as macroeconomic conditions, industry and market conditions, and the absence of structural changes in the strategy and operations of the investment management business since its acquisition. While there has been a decline in the Company’s stock price subsequent to the Combination, the Company concluded that based upon the qualitative factors, taken as a whole, and given the volatility in the Company’s stock price in light of the proposed Merger as well as uncertainty surrounding the outcome of the Merger, further quantitative analysis would not be warranted at this time.

Identifiable Intangible Assets

As a result of the acquisition of the investment management business, the Company recognized identifiable intangible assets which include the Colony trade name as well as contractual rights to earn future fee income from in-place investment management contracts and customer relationships with institutional clients of private funds. Investment management contracts are amortized in accordance with their expected future cash flows over the remaining contractual period of the agreements ranging between three to five years. Customer relationships are amortized on a straight-line basis over the estimated life of future funds to be sponsored by the Company ranging between 11 to 14 years. The trade name is determined to have an indefinite useful life and is not subject to amortization.

In the first quarter of 2016, an impairment of $0.3 million on investment management contracts was recognized in impairment loss resulting from a change in the fee base of a liquidating fund. There was no impairment recorded in the three months ended September 30, 2016 as well as the three and nine months ended September 30, 2015.

Amortization

The following table summarizes the amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2016	2015	2016	2015
Above-market lease values	$(2,145)	$(1,911)	$(6,734)	$(5,701)
Below-market lease values	1,874	1,367	5,407	3,152

Net decrease to rental income	$(271)	$(544)	$(1,327)	$(2,549)

Net below-market ground lease obligations
Increase to rent expense	$109	$5	$366	$15

In-place lease values	$8,072	$6,940	$23,117	$19,102
Deferred leasing costs	3,515	3,151	10,270	8,839
Investment management contracts	2,966	4,778	8,598	9,557
Customer relationships	836	836	2,507	1,671

Amortization expense	$15,389	$15,705	$44,492	$39,169

The following table presents the annual amortization of deferred leasing costs and finite-lived intangible assets and intangible liabilities, excluding those related to real estate held for sale, for each of the next five years and thereafter:

(In thousands)
Year Ending December 31,	Remaining 2016	2017	2018	2019	2020	2021 and after	Total
Above-market lease values	$(1,941)	$(5,864)	$(3,562)	$(1,884)	$(1,292)	$(2,886)	$(17,429)
Below-market lease values	1,749	6,089	4,570	2,715	1,847	5,255	22,225

(Decrease) increase to rental income	$(192)	$225	$1,008	$831	$555	$2,369	$4,796

Net below-market ground lease obligations
Increase to rent expense	$130	$455	$455	$455	$455	$44,873	$46,823

In-place lease values	$6,932	$21,807	$15,551	$11,411	$9,379	$38,754	$103,834
Deferred leasing costs	3,353	12,345	10,372	8,090	6,232	22,037	62,429
Investment management contracts	2,790	5,984	2,560	1,827	1,236	2,697	17,094
Customer relationships	836	3,343	3,343	3,343	3,343	27,578	41,786

Amortization expense	$13,911	$43,479	$31,826	$24,671	$20,190	$91,066	$225,143

10. Other Assets and Other Liabilities

Other Assets

The following table summarizes the Company’s other assets:

(In thousands)	September 30, 2016	December 31, 2015
Restricted cash (1)	$148,396	$187,208
Interest receivable	38,106	34,074
Other receivables, including straight-line rents	54,637	43,130
Derivative assets	30,678	21,636
Deferred financing costs, net (2)	11,231	4,083
Prepaid taxes and deferred tax assets	1,494	—
Contributions receivable from noncontrolling interests in investment entities (3)	78,500	—
Prepaid expenses and other	28,237	21,320
Fixed assets, net (4)	46,598	48,463

Total	$437,877	$359,914

(1)	Restricted cash includes borrower escrow accounts, tenant security deposits and escrow accounts for interest, property taxes and capital expenditure reserves required under secured financing agreements.
(2)	Deferred financing costs relate to revolving credit arrangements and are shown net of accumulated amortization of $10.3 million and $6.8 million as of September 30, 2016 and December 31, 2015, respectively.
(3)	Contributions receivable from noncontrolling interests in investment entities relate to a capital call made in late September 2016 and was received in cash in October 2016.
(4)	Fixed assets are shown net of accumulated depreciation of $6.9 million and $3.3 million as of September 30, 2016 and December 31, 2015, respectively. Depreciation was $1.2 million and $3.4 million for the three and nine months ended September 30, 2016, respectively, and $1.0 million and $2.1 million for the three and nine months ended September 30, 2015, respectively. The Company did not hold any fixed assets prior to the Combination in April 2015.

Accrued and Other Liabilities

The following table summarizes the Company’s accrued and other liabilities:

(In thousands)	September 30, 2016	December 31, 2015
Borrower and tenant reserves	$107,939	$116,800
Deferred income	23,871	41,671
Interest payable	14,529	18,071
Intangible liabilities, net	22,791	24,522
Derivative liabilities	8,677	507
Current and deferred tax liabilities	43,372	44,951
Accrued compensation	31,570	11,495
Accounts payable and other liabilities	81,005	67,572

Total	$333,754	$325,589

11. Debt

Components of debt are summarized as follows:

(In thousands)	September 30, 2016	December 31, 2015
Line of credit	$360,100	$315,000
Secured debt	3,145,020	3,313,550
Less: Debt issuance costs, net	(32,758)	(40,826)

	$3,472,362	$3,587,724

Line of Credit

On March 31, 2016, the Company entered into an amended and restated credit agreement (the “JPM Credit Agreement”) with several lenders and JPMorgan Chase Bank, N.A. (“JPM”) as administrative agent, and Bank of America, N.A. (“BofA”) as syndication agent. The JPM Credit Agreement provides a secured revolving credit facility in the maximum principal amount of $850 million, an increase of $50 million from the previous credit facility. The maximum principal amount may be increased up to $1.275 billion, subject to customary conditions, including agreement of existing or substitute lenders to provide additional commitments for the increased amount.

The maximum amount available at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value or a multiple of base management fee EBITDA (as defined in the JPM Credit Agreement). As of September 30, 2016, the borrowing base valuation was sufficient to permit borrowings up to the full $850 million commitment.

The JPM Credit Agreement matures on March 31, 2020, with two6-month extension options, each subject to a fee of 0.10% of the commitment amount upon exercise.

Advances under the JPM Credit Agreement accrue interest at a per annum rate equal to the sum of one-month LIBOR plus 2.25% or a base rate determined according to a prime rate or federal funds rate plus a margin of 1.25%. At September 30, 2016, the Company had outstanding borrowings bearing weighted average interest at 2.78% per annum. The Company also pays a commitment fee of 0.25% or 0.35% per annum of the unused amount (0.35% at September 30, 2016), depending upon the amount of facility utilization.

Some of the Company’s subsidiaries guaranty the obligations of the Company under the JPM Credit Agreement. As security for the advances under the JPM Credit Agreement, the Company and some of its affiliates pledged their equity interests in certain subsidiaries through which the Company directly or indirectly owns substantially all of its assets.

The JPM Credit Agreement contains various affirmative and negative covenants, including financial covenants that require the Company to maintain minimum tangible net worth and liquidity levels and financial ratios, as defined in the JPM Credit Agreement. At September 30, 2016, the Company was in compliance with all of the financial covenants.

The JPM Credit Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including but not limited to: failure to make payments when due; breach of covenants; breach of representations and warranties; insolvency proceedings; cross default to material indebtedness or material judgment defaults; certain judgments and attachments; and certain change of control events. The occurrence of an event of default may result in the termination of the credit facility, accelerate the Company’s repayment obligations, in certain cases limit the Company’s ability to make distributions, and allow the lenders to exercise all rights and remedies available to them with respect to the collateral. There have been no events of default since the inception of the credit facility.

On June 2, 2016, the Company entered into a commitment letter with JPM, BofA and the several lenders pursuant to the JPM Credit Agreement, to which the parties agreed to an amendment to the JPM Credit Agreement that establishes a new $400 million bridge loan facility. This bridge facility will be used to fund the refinancing of certain specified borrowings of NSAM, NRF and their affiliates and/or transaction expenses in connection with the consummation of transactions contemplated by the Merger Agreement. The commitments under the commitment letter will terminate automatically on the earliest of: (i) the date of termination of the Merger Agreement; (ii) the closing of the Merger without the use of the bridge facility; and (iii) March 17, 2017, the outside date under the Merger Agreement. Borrowings under the bridge facility will be made in a single drawing on the closing date of the Merger and will mature 364 days from that date. Prepayments and repayments under the bridge loans may not be reborrowed. Any undrawn commitments under the bridge facility will automatically be terminated on the closing date of the Merger. Borrowings under the bridge facility will bear interest at the prevailing rate under the existing terms of the JPM Credit Agreement but with an increase in margin by 25 basis points90 days after the Merger closing date and every 90 days thereafter. The bridge facility will be subject to the same covenants as the existing revolving credit facility, which will be substantially the same under the amendment as in the existing JPM Credit Agreement.

Secured Debt

The following table summarizes certain information about the Company’s secured debt:

(Amounts in thousands)					Outstanding Principal at
Type (1)	Collateral	Interest Rate (per annum)	Maturity Date	Payment Terms (2)	September 30, 2016	December 31, 2015
Investment level financing:
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Apr-2017	P&I	$21,552	$23,123
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Apr-2017	P&I	7,334	10,965
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+4.0%	Jun-2017	P&I	3,268	5,869
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.75%	Aug-2017	P&I	3,314	8,579
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+3.25%	Sept-2017	P&I	2,988	4,351
Secured financing (3)	Portfolio of first mortgage loans and subordinated loan	1-month LIBOR+2.85%	Dec-2017	P&I	52,043	73,543
Secured financing (4)	First mortgage loan secured by residential properties	1-month LIBOR+3.75%	NA	P&I	—	10,314
Warehouse facility (5)	Eligible originated first mortgage loans	1 month LIBOR+2.50%	Feb-2017	I/O	17,598	48,198
Warehouse facility (5)	Eligible originated first mortgage loans, including any corresponding mezzanine loans	1 month LIBOR+2.50% to 2.75%	Apr-2018	I/O	58,760	114,433
First mortgage loan (6)	Hotel properties	1-month LIBOR+4.65%	Jan-2019	(6)	37,310	94,000
First mortgage loan (7)	Office property in Phoenix	1-month LIBOR+2.65%	Jul-2018	I/O	14,061	13,500
First mortgage loan	Office property in Minnesota	4.84% fixed	Jan-2024	P&I	87,163	88,000
First mortgage loan (8)	Commercial properties in United Kingdom	3-month GBP LIBOR+2.50%	Aug-2018	I/O	77,413	88,121
First mortgage loan (9)	Office properties throughout Italy	4.02% fixed	Nov-2018	(9)	84,224	79,133
First mortgage loan (10)	Warehouse properties in Spain	3-month Euribor+2.80%	Jun-2022	I/O	25,987	25,540
First mortgage loan (11)	Portfolio of light industrial properties across the U.S.	1-month LIBOR+2.25%	Dec-2016	I/O	772,665	917,469
First mortgage loan	Portfolio of light industrial properties across the U.S	3.80% fixed	Aug-2025	I/O	165,750	165,750
First mortgage loan	Portfolio of light industrial properties across the U.S.	4.04% fixed	Apr-2028	(12)	93,450	—
First mortgage loan	Portfolio of light industrial properties across the U.S	4.11% fixed	Aug-2029	P&I	43,875	—
First mortgage loan	Portfolio of light industrial properties across the U.S.	3.65% fixed	Oct-2031	(13)	59,000	—

(Amounts in thousands)					Outstanding Principal at
Type (1)	Collateral	Interest Rate (per annum)	Maturity Date	Payment Terms (2)	September 30, 2016	December 31, 2015
Investment level financing:
First mortgage loan	Portfolio of light industrial properties across the U.S	3.60% fixed	Oct-2031	(14)	93,000	—
First mortgage loans	Two higher education campuses in Switzerland	2.72% fixed	Dec-2029	P&I	122,199	120,947
First mortgage loan (15)	Office property in United Kingdom	3-month GBP LIBOR+2.35%	Feb-2020	I/O	12,357	—
First mortgage loan	Office property in France	1.89% fixed	Nov-2022	I/O	17,619	17,050
First mortgage loan (16)	Portfolio of office, retail and other commercial properties in United Kingdom	3-month GBP LIBOR+3.28%	Nov-2018	I/O	208,592	236,911
First mortgage loan (17)	Portfolio of industrial properties in Spain	3-month Euribor+3.00%	Jan-2021	I/O	50,395	—
First mortgage loan	Portfolio of office, retail and industrial properties in United Kingdom	3-month GBP LIBOR+2.50%	Jul-2020	I/O	26,356	—
Bond payable	Office property in Norway and shares of borrowing entity	3.91% fixed	Jun-2025	I/O	199,009	180,960
Revolving credit facility	Portfolio of light industrial properties across the U.S	1-month LIBOR+2.25%	Jan-2017	I/O	—	23,730
Credit facility	Partner capital commitments	1-month LIBOR+1.60%	Dec-2016	I/O	108,478	104,400

					2,465,760	2,454,886

CMBS Debt:
CMBS 2014-FL1 (18)	Portfolio of originated first mortgage loans	1-month LIBOR+1.78%	Apr-2031	I/O	87,676	126,248
CMBS 2014-FL2 (18)	Portfolio of originated first mortgage loans	1-month LIBOR+2.01%	Nov-2031	I/O	156,921	203,734
CMBS 2015-FL3 (18)	Portfolio of originated first mortgage loans	1-month LIBOR+2.36%	Sept- 2032	I/O	284,150	340,350
CMBS MF 2014-1 (19)	Portfolio of first mortgage loans secured by multifamily properties	2.54% fixed	Apr-2050	I/O	108,894	145,349

					637,641	815,681

Notes Payable:
Promissory notes (20)	Corporate aircraft	5.02% fixed	Dec-2025	P&I	41,619	42,983

Total					$3,145,020	$3,313,550

(1)	All secured debt presented in the table are non-recourse unless otherwise stated as recourse debt.
(2)	Payment terms: P&I = Periodic payment of principal and interest; I/O = Periodic payment of interest only with principal at maturity (except for principal repayments to release collateral properties disposed)
(3)	These financings in connection with loan portfolio acquisitions require monthly interest payments and principal curtailment based upon the ratio of principal outstanding to collateral cost basis. The current principal curtailment requirement ranges from 65% to 80% of all excess cash flow from the underlying loan portfolios, after payment of certain loan servicing fees and monthly interest, but may increase or decrease in the future. An interest rate cap is required to be maintained at a maximum strike rate of 2.50% on 1-month LIBOR. The financing arrangements provide for either a single or multiple 1-year extension options to the initial term.
(4)	Loan was paid off in June 2016.
(5)	The Company entered into two warehouse facilities with different commercial banks. The initial term of each facility is subject to a 1-year extension option. The facility maturing in February 2017 is full recourse to OP and provided up to $150 million in financing. The facility maturing in April 2018 is partial recourse and provided up to $250 million in financing. In October 2016, commitments under these facilities were reduced to $25 million and $100 million, respectively. At September 30, 2016, the outstanding principal on the facility maturing in April 2018 was related to loans held for sale.
(6)	Initial term on the loan is subject to two1-year extensions. Payment terms are interest only through January 2017, followed by periodic principal and interest for the remaining term of the loan. An interest rate cap is required to be maintained at a maximum strike rate of 3.00% on 1-month LIBOR. Interest rate spread is presented as a weighted average across different tranches of the loan. At September 30, 2016, the total outstanding principal balance was related to the remaining hotel portfolio that was held for sale.
(7)	Initial term on the loan is subject to two1-year extensions, during which payment terms require periodic principal and interest.
(8)	The loan has two1-year extensions on its initial term and requires an interest rate cap to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR. At September 30, 2016, $5.7 million of outstanding principal balance was related to three properties held for sale

(9)	Seller provided zero-interest financing on acquired portfolio of properties with imputed interest of 4.02%, requiring principal payments of €15,750,000, €35,437,500 and €27,562,000 in November 2016, November 2017 and November 2018, respectively. A discount was established at inception and is being accreted to debt principal as interest expense.
(10)	The loan requires an interest rate cap to be maintained at a maximum strike rate of 1.50% on 3-month Euribor.
(11)	This loan was obtained in connection with the acquisition of the light industrial properties portfolio and operating platform in December 2014, has three1-year extension options, with interest rate margin increasing to 2.50% effective December 2018, and requires an interest rate cap to be maintained at a strike rate of 3.00% on 1-month LIBOR. At September 30, 2016 and December 31, 2015, $3.0 million and $4.9 million, respectively, of outstanding principal balance were related to properties held for sale.
(12)	I/O through April 2021 and P&I thereafter.
(13)	I/O through October 2021 and P&I thereafter.
(14)	I/O through October 2024 and P&I thereafter.
(15)	The loan requires an interest rate cap to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR.
(16)	Interest rate spread was 2.75% at inception and amended to a weighted average of 3.28% in January 2016. Initial term on the loan is subject to two1-year extensions. Payment terms changes from interest only to periodic principal and interest if specific loan-to-value threshold is exceeded at any time effective August 2016. An interest rate cap is required to be maintained at a maximum strike rate of 2.25% on 3-month GBP LIBOR. Interest rate spread is presented as a weighted average of the facility amount across two tranches of the loan.
(17)	The loan requires an interest rate cap to be maintained at a maximum strike rate of 1.50% on 3-month Euribor.
(18)	The Company, through its indirect Cayman subsidiaries—Colony Mortgage Capital Series 2014-FL1 Ltd, Colony Mortgage Capital Series 2014-FL2 Ltd and Colony Mortgage Capital Series 2015-FL3 Ltd.—securitized commercial mortgage loans originated within the Company’s Transitional CRE Lending Platform. Senior notes issued by the securitization trusts were generally sold to third parties and subordinated notes retained by the Company. These three securitizations are accounted for as secured financing with underlying mortgage loans pledged as collateral. Principal repayments from underlying collateral loans must be applied to repay the notes until fully paid off, irrespective of the contractual maturities of the notes. Underlying collateral loans have initial terms of two to three years. Interest rate spreads on these CMBS debt are presented on a weighted average basis as of the date of the respective securitizations.
(19)	The Company transferred acquired loans, secured by multifamily properties, into a securitization trust, Colony Multifamily Mortgage Trust 2014-1, with the most senior certificates issued by the trust sold to third parties and the Company retaining remaining certificates. The securitization was accounted for as a secured financing with underlying mortgage loans pledged as collateral. Although the certificates do not have a contractual maturity date, principal repayments from underlying collateral loans must be applied to repay the debt until fully paid off. Underlying collateral loans have initial remaining terms of 1 to 24 years. Interest rate is presented on a weighted average basis as of the date of the securitization.
(20)	In connection with the Combination, the Company assumed two promissory notes, with full recourse, bearing interest at a fixed weighted-average rate of 5.02%.

The financing agreements require minimum scheduled principal payments or payments that depend upon the net cash flows from the collateral assets and the ratio of principal outstanding to collateral.

The following table summarizes such future scheduled minimum principal payments, excluding CMBS and held for sale debt, as of September 30, 2016.

Year Ending December 31,	(In thousands)
Remaining 2016	$215,986	(1)
2017	81,030	(1)
2018	389,738	(1)
2019	816,372
2020	48,187
2021 and after	960,217

Total	$2,511,530

(1)	Amounts include a combined $4.2 million of discount on seller-provided zero-interest financing being accreted to debt principal.

CMBS debt obligations are estimated to be repaid earlier than the contractual maturity only if proceeds from the underlying loans are repaid by the borrowers. Future principal payments based on contractual maturities and reasonable expectations of cash flows from the underlying loans as of September 30, 2016 are as follows:

(In thousands) Year Ending December 31,	Contractual Maturity	Expectations of Cash Flows
Remaining 2016	$—	$59,115
2017	—	339,623
2018	—	210,627
2019	—	21,975
2020	—	6,301
2021 and after	637,641	—

Total	$637,641	$637,641

Convertible Senior Notes

Convertible Senior Notes issued by the Company and outstanding are as follows:

				Conversion Price (per share of common stock)		September 30, 2016		December 31, 2015
Description	Issuance Date	Due Date	Interest Rate		Redemption Date	Outstanding Principal (in thousands)	Carrying Amount (in thousands) (1)	Outstanding Principal (in thousands)	Carrying Amount (in thousands) (1)
5% Convertible Senior Notes	April 2013	April 15, 2023	5.00% fixed	$23.35	On or after April 22, 2020	$200,000	$195,492	$200,000	$195,069
3.875% Convertible Senior Notes	January and June 2014	January 15, 2021	3.875% fixed	24.56	On or after January 22, 2019	402,500	396,890	402,500	396,010

						$602,500	$592,382	$602,500	$591,079

(1)	Carrying amounts include $1.5 million and $1.7 million of premium and are shown net of debt issuance costs of $11.6 million and $13.1 million at September 30, 2016 and December 31, 2015, respectively.

The Company may redeem the Convertible Senior Notes at its option at any time on or after the respective redemption dates of the Convertible Notes if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price of the convertible notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

On February 25, 2016, the Company declared a dividend of $0.40 per share of its Class A and Class B common stock for the first quarter of 2016 to be paid on April 15, 2016 to stockholders on record on March 31, 2016. The payment of this cash dividend resulted in adjustments to the conversion rate of the Company’s outstanding 5.00% Convertible Senior Notes due 2023 from 42.3819 to 42.8183 and the 3.875% Convertible Senior Notes due 2021 from 40.2941 to 40.7089, in each case effective March 29, 2016, and subject to further adjustment as provided in the applicable governing indenture. The adjustments were made pursuant to the terms of the Convertible Notes and recognition of carried-forward adjustments relating to cash dividends paid on July 15, 2014 to January 15, 2016, which adjustments were deferred and carried forward as permitted under the indenture.

12. Derivatives and Hedging

The Company uses derivative instruments to manage the risk of changes in interest rates and foreign exchange rates, arising from both its business operations and economic conditions. Specifically, the Company enters into derivative instruments to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and cash payments, the values of which are driven by interest rates, principally relating to the Company’s investments and borrowings. Additionally, the Company’s foreign operations expose the Company to fluctuations in foreign interest rates and exchange rates. The Company enters into derivative instruments to protect the value or fix certain of these foreign denominated amounts in terms of its functional currency, the U.S. dollar. Derivative instruments used in the Company’s risk management activities may be designated as qualifying hedge accounting relationships (“designated hedges”) or otherwise used for economic hedging purposes (“non-designated hedges”).

Gross fair value of derivative assets and derivative liabilities are as follows:

	September 30, 2016			December 31, 2015
(In thousands)	Designated Hedges	Non-Designated Hedges	Total	Designated Hedges	Non-Designated Hedges	Total
Derivative Assets
Foreign exchange contracts	$29,706	$853	$30,559	$19,773	$426	$20,199
Interest rate contracts	—	119	119	5	1,432	1,437

Included in other assets	$29,706	$972	$30,678	$19,778	$1,858	$21,636

Derivative Liabilities
Foreign exchange contracts	$8,410	$267	$8,677	$505	$—	$505
Interest rate contracts	—	—	—	2	—	2

Included in accrued and other liabilities	$8,410	$267	$8,677	$507	$—	$507

Certain counterparties to the derivative instruments require the Company to deposit cash or other eligible collateral for derivative financial liabilities exceeding $100,000. As of September 30, 2016 and December 31, 2015, the Company had no amounts on deposit related to these agreements.

Foreign Exchange Contracts

The following table summarizes the aggregate notional amounts of designated and non-designated foreign exchange contracts in place as of September 30, 2016 along with certain key terms:

Hedged Currency	Instrument Type		Notional Amount (in thousands)			FX Rates ($ per unit of foreign currency)	Range of Expiration Dates
		Designated		Non-Designated
EUR	FX Collar		€143,299		€2,326	Min $1.09 / Max $1.53	July 2017 to January 2021
GBP	FX Collar		£130,328		£3,672	Min $1.40 / Max $1.82	September 2017 to December 2020
EUR	FX Forward		€154,212		€4,038	Range between $1.10 to $1.27	November 2016 to September 2021
GBP	FX Forward		£55,981		£10,019	$1.34	December 2018
CHF	FX Forward	CHF	55,545	CHF		Range between $1.47 to $1.50	January 2030
NOK	FX Forward	NOK	900,098	NOK	22,902	$0.12	November 2016

Designated Net Investment Hedges

The Company’s foreign denominated net investments in subsidiaries or joint ventures totaled approximately €336.8 million, £110.2 million, CHF56.4 million and NOK902.6 million, or a total of $691.8 million, as of September 30, 2016, and €311.2 million, £126.4 million, CHF54.4 million and NOK895.5 million, or a total of $679.9 million, as of December 31, 2015.

The Company entered into foreign exchange contracts to hedge the foreign currency exposure of its investments in foreign subsidiaries or equity method joint ventures, designated as net investment hedges, as follows:

•	forward contracts whereby the Company agrees to sell an amount of foreign currency for an agreed upon amount of U.S. dollars; and

•	foreign exchange collars (caps and floors) without upfront premium costs, which consist of a combination of currency options with single date expirations, whereby the Company gains protection against foreign currency weakening below a specified level and pays for that protection by giving up gains from foreign currency appreciation above a specified level.

These foreign exchange contracts are used to protect certain of the Company’s foreign denominated investments and receivables from adverse foreign currency fluctuations, with notional amounts and termination dates based upon the anticipated return of capital from the investments.

Release of accumulated other comprehensive income related to net investment hedges occurs upon losing a controlling financial interest in an investment or obtaining control over an equity method investment. Upon sale, complete or substantially complete liquidation of an investment in a foreign subsidiary, or partial sale of an equity method investment, the gain or loss on the related net investment hedge is reclassified from accumulated other comprehensive income to earnings.

Following the liquidation of underlying investments of foreign subsidiaries, net realized gains on net investment hedges were transferred out of accumulated other comprehensive income into other gain (loss), net, amounting to $62,000 for the nine months ended September 30, 2016 and $7.7 million for both the three and nine months ended September 30, 2015, respectively. There were no such transfers from equity into earnings for the three months ended September 30, 2016. Additionally, for the nine months ended September 30, 2015, resulting from the consolidation of foreign equity method investments on April 2, 2015, net realized gains of $39.3 million on net investment hedges were transferred out of accumulated other comprehensive income into gain on remeasurement of consolidated investment entities, net.

Non-Designated Hedges

At the end of each quarter, the Company reassesses the effectiveness of its net investment hedges and as appropriate, dedesignates the portion of the derivative notional that is in excess of the beginning balance of its net investments as non-designated hedges. Any unrealized gain or loss on the dedesignated portion of net investment hedges are transferred into other gain (loss), net, which were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Unrealized (loss) gain on dedesignated net investment hedges	$(24)	$105	$28	$(174)

Interest Rate Contracts

The Company uses various interest rate derivatives, some of which are designated as cash flows hedges, to limit the exposure of increases in interest rates on various floating rate debt obligations.

As of September 30, 2016, the Company held the following designated and non-designated interest rate contracts:

	Notional Amount (in thousands)
Instrument Type	Designated	Non-Designated	Index	Strike	Expiration
Interest rate caps	$750,000	$476,750	1-Month LIBOR	3.00%	December 2016 to January 2019
Interest rate caps	$—	$58,623	1-Month LIBOR	2.50%	December 2016 to April 2017
Interest rate caps	€—	€53,157	3-Month EURIBOR	1.50%	February 2021 to June 2022
Interest rate caps	£—	£60,945	3-Month GBP LIBOR	2.25%	November 2018 to February 2020
Interest rate caps	£—	£152,732	3-Month GBP LIBOR	2.00%	December 2018

Unrealized gains (losses) recorded in other gain (loss), net, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Unrealized gain (loss):
Cash flow hedge ineffectiveness	$114	$(98)	$215	$(98)

Non-designated interest rate contracts	$(191)	$(188)	$(1,565)	$(562)

13. Balance Sheet Offsetting

The Company enters into agreements subject to enforceable master netting arrangements with its derivative counterparties that allow the Company to offset the settlement of derivative assets and liabilities in the same currency by derivative instrument type or, in the event of default by the counterparty, to offset all derivative assets and liabilities with the same counterparty. The Company has elected not to net derivative asset and liability positions, notwithstanding the conditions for right of offset may have been met. The Company presents derivative assets and liabilities with the same counterparty on a gross basis on the consolidated balance sheets. The table below sets forth derivative positions where the Company has a right of set off under netting arrangements with the same counterparty.

		Gross Amounts Not Offset on Consolidated Balance Sheets
(In thousands)	Gross Amounts of Assets (Liabilities) Included on Consolidated Balance Sheets	(Assets) Liabilities	Cash Collateral Received (Pledged)	Net Amounts of Assets (Liabilities)
September 30, 2016
Derivative Assets
Foreign exchange contracts	$30,559	$(8,677)	$—	$21,882
Interest rate contracts	119	—	—	119

	$30,678	$(8,677)	$—	$22,001

Derivative Liabilities
Foreign exchange contracts	$(8,677)	$8,677	$—	$—

	$(8,677)	$8,677	$—	$—

December 31, 2015
Derivative Assets
Foreign exchange contracts	$20,199	$(124)	$—	$20,075
Interest rate contracts	1,437	—	—	1,437

	$21,636	$(124)	$—	$21,512

Derivative Liabilities
Foreign exchange contracts	$(505)	$124	$—	$(381)
Interest rate contracts	(2)	—	—	(2)

	$(507)	$124	$—	$(383)

14. Fair Value Measurements

Recurring Fair Values

Derivatives—Derivative assets and derivative liabilities are carried at fair value on a recurring basis, as presented in Note 12. These interest rate contracts and foreign exchange contracts are traded over-the-counter and valued based on observable inputs such as contractual cash flows, yield curve, foreign currency rates and credit spreads, taking into consideration any credit valuation adjustments, as applicable. Although credit valuation adjustments, such as the risk of default, rely on Level 3 inputs, the Company has determined that these inputs are not significant to the overall valuation of its derivatives. As a result, derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Real Estate Debt Securities—CMBS, which is included in other investments as presented in Note 10, is classified as AFS and carried at fair value. Fair value of CMBS was determined based on broker quotes and classified as Level 2 in the fair value hierarchy.

Contingent Consideration—Contingent consideration payable in connection with the Combination, included in due to affiliates, is remeasured at fair value each reporting period using a third party valuation service provider and classified in Level 3 of the fair value hierarchy. The contingent consideration is subject to achievement of multi-year performance targets, specifically a contractually-defined funds from operations (“Benchmark FFO”) per share metric and capital raising targets in the funds management business. If the minimum target for either of these metrics is not met or exceeded, a portion of the contingent consideration paid in respect of the other metric would not be paid out in full. Fair value of the contingent consideration was measured using a Monte Carlo probability simulation model for the Benchmark FFO component and a discounted payout analysis based on probabilities of achieving prescribed targets for the capital raising component. The valuation methodology considered the Company’s Class A common stock price and related equity volatilities to convert the contingent consideration payout into shares. At September 30, 2016 and December 31, 2015, the contingent consideration was estimated at a fair value of $39.4 million and $53.0 million, respectively. The $13.6 million decrease in fair value was recognized in other gain (loss), net.

The following table presents additional information on the significant unobservable inputs used to measure the fair value of contingent consideration:

Significant Input	Input Value at September 30, 2016	Input Value at December 31, 2015	Impact to Fair Value from Increase in Input Value (2)
Class A common stock price	$18.23	$19.48	Increase
Benchmark FFO volatility	15.4%	20.6%	Increase
Equity volatility	30.8%	28.1%	Increase
Correlation (1)	80.0%	80.0%	Increase

(1)	Represents the assumed correlation between Benchmark FFO and the Company’s Class A common stock price
(2)	This is the directional change in fair value of the contingent consideration that would result from an increase to the corresponding unobservable input. A decrease to the unobservable input would have the reverse effect. Significant increases or decreases in these inputs in isolation could result in significantly higher or lower fair value measure of the contingent consideration.

Nonrecurring Fair Values

The Company holds certain assets carried at fair value on a nonrecurring basis, which comprise loans held for sale and real estate held for sale, including foreclosed properties, carried at the lower of carrying value and fair value less estimated costs to sell. Nonrecurring fair values at September 30, 2016 and December 31, 2015 consisted of real estate held for sale that were written down to fair value less disposal costs, classified under Level 3 hierarchy, as discussed in Note 6.

Fair Value Disclosure of Financial Instruments Reported at Cost

Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below:

	Fair Value Measurements				Carrying Value
(In thousands)	Level 1	Level 2	Level 3	Total
September 30, 2016
Assets
Loans held for investment	$—	$—	$3,729,445	$3,729,445	$3,685,654
Loans held for sale	—	—	56,771	56,771	56,357
Equity method and cost method investments	433,900	5,500	864,782	1,304,182	1,005,894
Liabilities
Line of credit	—	360,100	—	360,100	360,100
Secured and unsecured debt	—	—	2,486,022	2,486,022	2,437,815
CMBS debt	—	623,544	—	623,544	632,828
Notes payable	—	—	41,619	41,619	41,619
Convertible senior notes	590,371	—	—	590,371	592,382
December 31, 2015
Assets
Loans held for investment	$—	$—	$4,073,075	$4,073,075	$4,048,477
Loan held for sale	—	—	75,002	75,002	75,002
Equity method and cost method investments	—	—	1,087,850	1,087,850	924,465
Liabilities
Line of credit	—	315,000	—	315,000	315,000
Secured and unsecured debt	—	—	2,423,013	2,423,013	2,423,013
CMBS debt	—	794,982	—	794,982	806,728
Notes payable	—	—	42,983	42,983	42,983
Convertible senior notes	574,359	—	—	574,359	591,079

Loans Held for Investment—Loans held for investment, consisting of first mortgages and subordinated mortgages, were valued based on discounted cash flow projections of principal and interest expected to be collected, which includes consideration of the financial standing of the borrower or sponsor as well as operating results of the underlying collateral. Carrying values of loans held for investment are presented net of allowances for loan losses, where applicable.

Equity Method and Cost Method Investments—Fair values of investments in unconsolidated joint ventures and cost method investment were derived by applying the Company’s ownership interest to the fair value of underlying assets and liabilities of each investee. The Company’s proportionate share of each investee’s fair value approximates the Company’s fair value of the investment, as the timing of cash flows of the investee does not deviate materially from the timing of cash flows received by the Company from the investee. Beginning in 2016, the fair value of the Company’s investment in Colony Starwood Homes is based upon the closing price of its publicly traded common stock (see Note 22).

Debt—Fair value of the line of credit approximated carrying value as its prevailing interest rate and applicable terms were recently renegotiated and agreed upon with the Company’s lender at March 31, 2016. Fair values of the secured financing were estimated by discounting expected future cash outlays at current interest rates available for similar instruments, which approximated carrying value for floating rate debt with credit spreads that approximate market rates. Fair value of CMBS debt was based on broker quotes. Fair value of notes payable approximated carrying values based on market rate for debt with similar underlying collateral. Fair value of convertible senior notes was determined using the last trade price in active markets.

Other—The carrying values of cash, interest receivable, due from affiliates and accrued and other liabilities approximate fair values due to their short term nature and credit risk, if any, are negligible.

15. Stockholders’ Equity

The table below summarizes the share activities of the Company’s preferred and common stock:

	Number of Shares
	Preferred Stock	Common Stock
(In thousands)	Series A, B and C	Class A	Class B
Shares outstanding at December 31, 2014	13,530	109,634	—
Issuance of preferred stock	11,500	—	—
Issuance of Class A common stock	—	1,428	—
Issuance of Class B common stock	—	—	564
Share-based compensation, net of forfeitures	—	634	—

Shares outstanding at September 30, 2015	25,030	111,696	564

Shares outstanding at December 31, 2015	25,030	111,694	546
Repurchase of preferred stock	(964)	—	—
Reissuance of preferred stock	964	—	—
Issuance of Class A common stock upon redemption of OP units	—	809	—
Conversion of Class B into Class A common stock	—	19	(19)
Share-based compensation, net of forfeitures	—	1,026	—
Shares canceled for tax withholding on vested stock awards	—	(147)	—

Shares outstanding at September 30, 2016	25,030	113,401	527

In January 2016, the Company repurchased 963,718 shares in aggregate of its Series A, B and C preferred stock from institutional shareholders for approximately $20.0 million. In March 2016, the Company reissued the preferred stock at its purchase price to an investment vehicle (the “REIT Securities Venture”), which is a joint venture with a private fund managed by the Company. The Company holds an approximate 4.4% interest in the REIT Securities Venture and accounts for its investment under the equity method, which had a carrying value of $5.5 million at September 30, 2016. The REIT Securities Venture targets for investment purposes the common stock and preferred stock of publicly traded U.S. real estate investment trusts, including securities of the Company.

Preferred Stock

The table below summarizes the preferred stock outstanding as of September 30, 2016:

Description	Dividend Rate Per Annum	Initial Issuance Date	Shares Outstanding (in thousands)	Par Value (in thousands)	Liquidation Preference (in thousands)	Earliest Redemption Date
Series A 8.5% Cumulative Redeemable Perpetual	8.5%	March 2012	10,080	$101	$252,000	March 27, 2017
Series B 7.5% Cumulative Redeemable Perpetual	7.5%	June 2014	3,450	34	86,250	June 19, 2019
Series C 7.125% Cumulative Redeemable Perpetual	7.125%	April 2015	11,500	115	287,500	April 13, 2020

			25,030	$250	$625,750

In April 2015, the Company issued 11.5 million shares of its 7.125% Series C Cumulative Redeemable Perpetual Preferred Stock through an underwritten public offering for proceeds of approximately $277.9 million, net of underwriting discounts, commissions and offering costs payable by the Company.

Each series of the Company’s preferred stock is redeemable at $25.00 per share plus accrued and unpaid dividends (whether or not declared) exclusively at the Company’s option. The redemption period for each series of preferred stock is subject to the Company’s right under limited circumstances to redeem the preferred stock earlier in order to preserve its qualification as a REIT or upon the occurrence of a change of control (as defined in the articles supplementary relating to each series of preferred stock). All series of preferred stock are at parity with respect to dividends and distributions, including distributions upon liquidation, dissolution or winding up, and all preferred stock are senior to the Company’s common stock. Dividends of each series of preferred stock are payable quarterly in arrears in January, April, July and October.

Each series of preferred stock generally does not have any voting rights, except if the Company fails to pay the preferred dividends for six or more quarterly periods (whether or not consecutive). Under such circumstances, the preferred stock will be entitled to vote, together as a class with any other series of parity stock upon which like voting rights have been conferred and are exercisable, to elect two additional directors to the Company’s board of directors, until all unpaid dividends have been paid or declared and set aside for payment. In addition, certain changes to the terms of any series of preferred stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares voting separately as a class for each series of preferred stock.

Common Stock

At the closing of the Combination on April 2, 2015, all outstanding common stock at that time was reclassified on a one-for-one basis to Class A common stock, with equivalent terms, and a new class of common stock, Class B, was created. As discussed in Note 3, 1.43 million shares of Class A Common Stock and 563,987 shares of Class B Common Stock were issued as part of the upfront consideration for the Combination.

Except with respect to voting rights, Class A and Class B common stock have the same rights and privileges and rank equally, share ratably in dividends and distributions, and are identical in all respects as to all matters. Class A common stock has one vote per share and Class B common stock has thirty-six and one-half votes per share. This gives the holders of Class B common stock a right to vote that reflects the aggregate outstanding non-voting economic interest in the Company (in the form of OP Units, which are membership units in the Operating Company) attributable to Class B common stock holders and therefore, does not provide any disproportionate voting rights. Each share of Class B common stock shall convert automatically into one share of Class A common stock if the Executive Chairman or his beneficiaries directly or indirectly transfer beneficial ownership of Class B common stock or OP Units held by them, other than to certain qualified transferees, which generally includes affiliates and employees. In addition, each holder of Class B common stock has the right, at the holder’s option, to convert all or a portion of such holder’s Class B common stock into an equal number of shares of Class A common stock.

At-The-Market Stock Offering Program (“ATM Program”)

In May 2015, the Company entered into separate “at-the-market” equity distribution agreements with certain sales agents to offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $300 million. Sales of the shares may be made in negotiated transactions and/or transactions that are deemed to be “at the market” offerings, including sales made by means of ordinary brokers’ transactions, including directly on the NYSE, or sales made to or through a market maker other than on an exchange. The Company pays each sales agent a commission not to exceed 2% of the gross sales proceeds for any common stock sold through such agent.

Dividend Reinvestment and Direct Stock Purchase Plan

The Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP Plan”) provides existing common stockholders and other investors the opportunity to purchase shares (or additional shares, as applicable) of the Company’s Class A common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s Class A common stock or making optional cash purchases within specified parameters. The DRIP Plan involves acquisition of Class A common stock either in the open market, directly from the Company as newly issued common stock, or in privately negotiated transactions with third parties. For the nine months ended September 30, 2016, there were no shares of Class A common stock acquired under the DRIP Plan.

Accumulated Other Comprehensive Income (Loss) (“AOCI”)

The following tables present the changes in each component of AOCI attributable to stockholders and noncontrolling interests, net of immaterial tax effect.

Changes in Components of AOCI Attributable to Stockholders and Noncontrolling Interests

(In thousands)	Gain (Loss) on Marketable Securities(1)	Gain (Loss) on Cash Flow Hedges	Foreign Currency Translation Gain (Loss)	Gain (Loss) on Net Investment Hedges	Total
AOCI at December 31, 2014 attributable to:
Stockholders	$451	$(101)	$(52,643)	$23,802	$(28,491)
Noncontrolling interests in investment entities	—	(52)	(3,616)	(1)	(3,669)

	451	(153)	(56,259)	23,801	(32,160)

Other comprehensive income (loss) before reclassifications attributable to:
Stockholders	(612)	(221)	(41,382)	30,001	(12,214)
Noncontrolling interests in investment entities	—	(144)	14,591	—	14,447
Noncontrolling interests in Operating Company	—	(10)	1,185	(107)	1,068
Amounts reclassified from AOCI attributable to:
Stockholders	161	51	67,194	(39,346)	28,060
Noncontrolling interests in investment entities	—	37	5,183	—	5,220
Noncontrolling interests in Operating Company	—	10	12,880	(7,482)	5,408

Net other comprehensive (loss) income	(451)	(277)	59,651	(16,934)	41,989

AOCI at September 30, 2015 attributable to:
Stockholders	—	(271)	(26,831)	14,457	(12,645)
Noncontrolling interests in investment entities	—	(159)	16,158	(1)	15,998
Noncontrolling interests in Operating Company	—	—	14,065	(7,589)	6,476

	$—	$(430)	$3,392	$6,867	$9,829

AOCI at December 31, 2015 attributable to:
Stockholders	$—	$(245)	$(42,125)	$23,948	$(18,422)
Noncontrolling interests in investment entities	—	(149)	51	(1)	(99)
Noncontrolling interests in Operating Company	—	5	11,102	(5,750)	5,357

	—	(389)	(30,972)	18,197	(13,164)

Other comprehensive income (loss) before reclassifications attributable to:
Stockholders	255	7	130	(5,654)	(5,262)
Noncontrolling interests in investment entities	100	—	(12,520)	9,143	(3,277)
Noncontrolling interests in Operating Company	48	1	150	(1,151)	(952)
Amounts reclassified from AOCI attributable to:
Stockholders	(8)	(162)	(67)	24	(213)
Noncontrolling interests in investment entities	—	(43)	(785)	(120)	(948)
Noncontrolling interests in Operating Company	(2)	(30)	(15)	6	(41)

Net other comprehensive (loss) income	393	(227)	(13,107)	2,248	(10,693)

AOCI at September 30, 2016 attributable to:
Stockholders	247	(400)	(42,062)	18,318	(23,897)
Noncontrolling interests in investment entities	100	(192)	(13,254)	9,022	(4,324)
Noncontrolling interests in Operating Company	46	(24)	11,237	(6,895)	4,364

	$393	$(616)	$(44,079)	$20,445	$(23,857)

(1)	Includes the Company’s shares of gain/loss on marketable securities held by equity method investees

Reclassifications out of AOCI—Stockholders

Information about amounts reclassified out of AOCI attributable to stockholders by component is presented below:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Affected Line Item in the Consolidated Statements of Operations
Component of AOCI reclassified into earnings	2016	2015	2016	2015
Equity in realized loss on sale of marketable securities of unconsolidated joint ventures	$—	$—	$—	$(161)	Equity in income of unconsolidated joint ventures
Unrealized gain (loss) on ineffective cash flow hedge	60	(51)	162	(51)	Other gain (loss), net
Release of cumulative translation adjustments	—	(21,787)	67	(21,787)	Other gain (loss), net
Release of cumulative translation adjustments	—	—	—	(45,407)	Gain on remeasurement of consolidated investment entities, net
Unrealized (loss) gain on dedesignated net investment hedges	(122)	88	(76)	(111)	Other gain (loss), net
Realization of gain on net investment hedges	—	—	—	32,965	Gain on remeasurement of consolidated investment entities, net
Realization of gain on net investment hedges	—	6,492	52	6,492	Other gain (loss), net
Release of equity in AOCI of unconsolidated joint ventures	8	—	8	—	Other gain (loss), net

16. Noncontrolling Interests

Noncontrolling Interests in Investment Entities

In April 2016, the Company acquired the noncontrolling interests in investment entities of three real estate debt investments. The net excess of the carrying value of noncontrolling interests in investment entities acquired over the consideration paid resulted in a $0.7 million increase to additional paid-in capital.

In September 2016, contributions from new limited partners reduced the Company’s ownership interest in its light industrial joint venture. The new limited partners were admitted at net asset value of the joint venture, based upon valuations determined by independent third parties, at the time of contributions. The difference between contributions received and the noncontrolling interests’ share of the joint venture resulted in an increase to additional paid-in capital of $21.8 million.

Noncontrolling Interests in Operating Company

In June 2015, OP issued an additional 412,865 common OP Units to Cobalt Capital Management, L.P. (“CCM”), in exchange for redemption of a $10 million unsecured note that the Company previously issued to CCM in connection with its acquisition of the light industrial portfolio and operating platform in December 2014.

For the nine months ended September 30, 2016, the Company redeemed 961,660 OP Units through the issuance of 808,510 shares of Class A common stock on a one-for-one basis and cash settlement of approximately $2.6 million.

17. Earnings per Share

The following table provides the basic and diluted earnings per common share computations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2016	2015	2016	2015
Net income allocated to common stockholders
Net income	$71,904	$78,761	$266,071	$198,060
Net income attributable to noncontrolling interests:
Investment entities	(32,744)	(22,264)	(130,508)	(62,580)
Operating Company	(4,189)	(7,200)	(15,528)	(16,338)

Net income attributable to Colony Capital, Inc.	34,971	49,297	120,035	119,142
Preferred dividends	(12,093)	(12,094)	(36,066)	(30,476)

Net income attributable to common stockholders	22,878	37,203	83,969	88,666
Net income allocated to participating securities (nonvested shares)	(577)	(310)	(1,723)	(918)

Net income allocated to common stockholders—basic	22,301	36,893	82,246	87,748
Interest expense attributable to convertible notes (1)	—	6,819	—	12,541

Net income allocated to common stockholders—diluted	$22,301	$43,712	$82,246	$100,289

Weighted average common shares outstanding
Weighted average number of common shares outstanding—basic	112,423	111,443	112,133	110,758
Weighted average effect of dilutive shares (2)	—	24,695	—	16,218

Weighted average number of common shares outstanding—diluted	112,423	136,138	112,133	126,976

Earnings per share
Basic	$0.20	$0.33	$0.73	$0.79

Diluted	$0.20	$0.32	$0.73	$0.79

(1)	For the three months ended September 30, 2016, excluded from the calculation of diluted earnings per share is the effect of adding back $6.8 million of interest expense and 24,949,000 weighted average common share equivalents for the assumed conversion of the Convertible Notes, as their inclusion would be antidilutive. For the nine months ended September 30, 2016 and 2015, excluded from the calculation of diluted earnings per share is the effect of adding back $20.5 million and $7.9 million of interest expense and 24,949,000 and 8,476,400 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the Convertible Notes, as their inclusion would be antidilutive. Also excluded from the calculation of diluted income per share for the nine months ended September 30, 2015 is the effect of adding back $280,000 of interest expense and 251,000 weighted average dilutive common share equivalents for the assumed repayment of a $10 million unsecured note issued to CCM in shares of the Company’s common stock (see Note 16), as its inclusion would be antidilutive.
(2)	OP Units, subject to lock-up agreements, may be redeemed for registered or unregistered Class A common shares on a one-for-one basis. At September 30, 2016 and 2015, there were 20,787,000 and 21,749,000 redeemable OP Units, respectively. These OP Units would not be dilutive and were not included in the computation of diluted earnings per share for all periods presented.

18. Related Party Transactions

Affiliates include funds and other investment vehicles managed by the Company, directors, senior executives, and employees, and prior to the Combination, the Manager and its affiliates.

Amounts due from and due to affiliates consist of the following:

(In thousands)	September 30, 2016	December 31, 2015
Due from Affiliates
Due from funds and unconsolidated joint ventures:
Management fees	$13,101	$5,734
Other	244	3,952
Due from CCLLC	—	1,559
Due from employees and other affiliated entities	373	468

	$13,718	$11,713

Due to Affiliates
Contingent consideration (Note 3)	$39,350	$52,990

Prior to the Combination, the Company was externally managed by an affiliate. Amounts payable to the Manager under this arrangement included:

•	Base management fee of 1.5% per annum of stockholders’ equity;

•	Incentive fee each quarter, measured based on a core earning metric, as defined in the management agreement, payable in shares of the Company’s common stock;

•	Reimbursement of certain expenditures incurred by the Manager, including allocation of overhead costs; and

•	Cost of employment for the Company’s chief financial officer pursuant to a secondment agreement with an affiliate of the Manager.

Amounts incurred and payable to the Manager or its affiliates for periods prior to the Combination were as follows:

(In thousands)	Nine Months Ended September 30, 2015
Base management fee expense	$9,165
Compensation pursuant to secondment agreement	450
Direct and allocated investment-related expenses	366
Direct and allocated administrative expenses	1,922

$11,903

Subsequent to the Combination which closed on April 2, 2015, the Company is internally managed and incurs all costs directly. Additionally, the management and investment personnel of the Manager became employees of the Company. Transactions with affiliates post-Combination include the following:

Management Fees—Pursuant to management and advisory agreements, the Company earns base and asset management fee income from managing private funds and their underlying investments. Such fee income totaled $17.2 million and $49.3 million for the three and nine months ended September 30, 2016, respectively, and $22.5 million and $44.1 million for the three and nine months ended September 30, 2015, respectively.

Cost Reimbursements—The Company received cost reimbursements for asset management services provided to the Company’s investment entities, as well as administrative services provided to an equity method investee and/or senior executives. These cost reimbursements, included in other income, were $1.3 million and $3.3 million for the three and nine months ended September 30, 2016, respectively, and $2.1 million and $4.1 million for the three and nine months ended September 30, 2015, respectively. At September 30, 2016 and December 31, 2015, receivable for cost reimbursements were $0.7 million and $0.9 million, respectively.

Recoverable Expenses—In the normal course of business, the Company pays certain expenses on behalf of managed funds for which the Company recovers from the funds, such as costs incurred in performing due diligence over new investments. Such costs recoverable from the funds were $0.7 million and $1.1 million at September 30, 2016 and December 31, 2015, respectively.

Arrangements with Sponsored Fund—The Company co-invests alongside its Sponsored Funds through joint ventures between the Company and the Sponsored Funds. These co-investment joint ventures are consolidated by the Company.

In connection with one of its Sponsored Funds, the Company has capital commitments, as general partner, directly into the Sponsored Fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company’s commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the Sponsored Fund such as financing and administrative costs. At September 30, 2016, the Company has a payable to the Sponsored Fund for its share of costs of $1.3 million. At December 31, 2015, $1.4 million was due from the Sponsored Fund, which included amounts due from the Sponsored Fund to the co-investment joint ventures, net of the Company’s share of costs payable to the Sponsored Fund.

Advances—Certain employees are permitted to participate in co-investment vehicles which generally invest in Colony-sponsored funds alongside third party investors. Additionally, the Company grants loans to certain employees in the form of promissory notes bearing interest at the prime rate with varying terms and repayment conditions. Outstanding advances were approximately $0.2 million at September 30, 2016 and December 31, 2015, with immaterial interest.

Corporate Aircraft—The Company’s corporate aircraft may occasionally be used for business purposes by affiliated entities or for personal use by certain senior executives of the Company. Affiliated entities and senior executives reimburse the Company for their usage based on the incremental cost to the Company of making the aircraft available for such use, and includes direct and indirect variable costs of operating the flights. These reimbursements, included in other income, amounted to approximately $0.2 million and $0.4 million for the three and nine months ended September 30, 2016, respectively, and $0.1 million for both the three and nine months ended September 30, 2015. At September 30, 2016, and December 31, 2015, $13,000 and $0.1 million of such reimbursements were outstanding, respectively.

Contingent Consideration—Contingent consideration in connection with the Combination is payable to certain senior executives of the Company, as discussed in Notes 3 and 14.

19. Share-Based Compensation

Director Stock Plan

The Company’s 2009 Non-Executive Director Stock Plan (the “Director Stock Plan”) provides for the grant of restricted stock, restricted stock units and other stock-based awards to its non-executive directors. The maximum number of shares of stock reserved under the Director Stock Plan is 100,000. The individual share awards generally vest one year from the date of grant.

Equity Incentive Plan

The 2014 Equity Incentive Plan (the “Equity Incentive Plan”), an amendment and restatement of the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), provides for the grant of options to purchase shares Class A of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors as well as service providers are eligible to receive awards under the Equity Incentive Plan. The Company has reserved a total of 2,500,000 additional shares of Class A common stock for issuance pursuant to the Equity Incentive Plan, in addition to (i) the number of shares of Class A common stock available for issuance under the 2011 Plan and (ii) the number of shares of Class A common stock subject to outstanding awards under the 2011 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Class A common stock. The Equity Incentive Plan will expire in 2024 unless earlier terminated by the Company. The share awards granted under the Equity Incentive Plan generally vest over a 3-year period from the date of grant.

Prior to the Combination, stock grants made to the Manager and its employees were considered non-employee awards and were remeasured at fair value at each period end until the awards fully vested, with such costs forming part of management fee expense. Following the Combination, in which the management and investment personnel of the Manager became employed by the Company, these stock grants are treated as equity classified employee awards. The outstanding awards as of the date of closing of the Combination were remeasured at fair value based on the closing price of the Company’s Class A common stock on that date and compensation cost recognized on a straight-line basis over the remaining vesting period of the awards, presented within compensation expense. There were no changes to the existing service requirement or any other terms of the awards, nor new conditions attached to the awards in connection with the Combination.

Stock grants made to non-executive directors of the Company continue to be classified as employee awards. Amortization of stock grants to non-executive directors are included in compensation expense subsequent to the Combination, previously in administrative expense.

Share-based compensation expense recognized was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Stock grants to the Manager and employees (1)	$3,339	$2,414	$10,023	$10,719
Stock grants to non-executive directors	145	97	303	527

	$3,484	$2,511	$10,326	$11,246

Changes in the Company’s nonvested share awards are summarized below:

	Restricted Stock Grants
	Non-Executive Directors	Manager and Employees (1)	Total	Weighted Average Grant Date Fair Value
Nonvested shares at December 31, 2015	14,928	780,906	795,834	$22.51
Granted	30,324	1,038,312	1,068,636	19.26
Vested	(14,928)	(363,970)	(378,898)	26.01
Forfeited	—	(42,481)	(42,481)	21.09

Nonvested shares at September 30, 2016	30,324	1,412,767	1,443,091	21.17

(1)	All outstanding stock grants made to the Manager prior to the Combination became employee awards effective April 2, 2015.

Fair value of shares vested was determined based on the closing price of the Company’s Class A common stock on the respective dates of grant for director awards, on respective vesting dates for non-employee awards and on the date of closing of the Combination for employee awards, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Fair value of shares vested	$22	$65	$9,855	$12,369

The weighted average grant-date fair value per share was $19.26 and $24.42 for the shares granted during the nine months ended September 30, 2016 and 2015, respectively.

As of September 30, 2016, aggregate unrecognized compensation cost related to nonvested restricted stock grants was approximately $20.3 million and is expected to be fully recognized over a weighted-average period of approximately 23 months.

20. Income Taxes

The Company is subject to income tax laws of the various jurisdictions in which it operates, including U.S. federal, state and local and non-U.S. jurisdictions, primarily in Europe.

The Company has elected or may elect to treat certain of its existing or newly created corporate subsidiaries as taxable REIT subsidiaries (each a “TRS”). In general, a TRS may perform non-customary services for tenants of the REIT, hold assets that the REIT cannot or does not intend to hold directly and, subject to certain exceptions related to hotels and healthcare properties, may engage in any real estate or non-real estate related business. The Company uses TRS entities to conduct certain activities that cannot be conducted directly by a REIT, including investment management, property management including hotel operations as well as loan servicing and workout activities. A TRS is treated as a regular, taxable corporation for U.S income tax purposes and therefore, is subject to U.S federal corporate tax on its income and property.

The Company’s current primary sources of income subject to tax are income from loan resolutions in some of the loan portfolios, income from interests in asset management companies which manage some of the loan portfolios, hotel operations from the real estate equity portfolio and fee income from the investment management business.

Income Tax Expense (Benefit)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Current
Federal	$(187)	$(218)	$101	$354
State and local	(77)	(41)	485	370
Foreign	1,471	704	6,789	1,187

Total current tax expense	1,207	445	7,375	1,911

Deferred
Federal	(2,483)	(3,214)	(5,581)	(3,699)
State and local	(320)	(712)	(820)	(694)
Foreign	(1,813)	(117)	(1,839)	(117)

Total deferred tax benefit	(4,616)	(4,043)	(8,240)	(4,510)

Total income tax benefit	$(3,409)	$(3,598)	$(865)	$(2,599)

Deferred Income Tax Assets and Liabilities

The components of deferred tax assets and deferred tax liabilities arising from temporary differences are as follows:

(In thousands)	September 30, 2016	December 31, 2015
Deferred tax assets
Net operating and capital loss carry forwards	$4,625	$9,814
Stock-based compensation	3,905	2,890
Basis difference—investments in partnerships	4,853	843
Basis difference—real estate assets	1,583	28
Foreign tax credits	781	—
Straight-line and prepaid rent expense	712	381
Deferred income	641	—
Other	2,033	1,853

Total deferred tax assets	19,133	15,809

Deferred tax liabilities
Intangible assets from Combination	24,294	28,875
Gain from remeasurement of consolidated investment entities, net	2,717	3,237
Assumption of tax basis from real estate acquisition (Note 6)	29,385	26,880
Other	958	1,504

Total deferred tax liabilities	57,354	60,496

Net deferred tax liability	$(38,221)	$(44,687)

As of September 30, 2016 and December 31, 2015, the Company has assessed that it is more likely than not that the benefits of its deferred tax assets will be realized and therefore, no valuation allowance was necessary.

21. Commitments and Contingencies

Investment Commitments

Investments in Unconsolidated Joint Ventures—Pursuant to the operating agreements of certain unconsolidated joint ventures, the joint venture partners may be required to fund additional amounts for future investments, unfunded lending commitments, ordinary operating costs, guaranties or commitments of the joint ventures. At September 30, 2016, the Company’s share of those commitments was $83.6 million.

Consolidated Real Estate Debt Investments—The Company has lending commitments to borrowers pursuant to certain loan agreements in which the borrower may submit a request for funding based on the achievement of certain criteria, which must be approved by the Company as lender, such as leasing, performance of capital expenditures and construction in progress with an approved budget. At September 30, 2016, total unfunded lending commitments was $352.1 million, of which the Company’s share was $174.6 million, net of amounts attributable to noncontrolling interests. This included a $65.1 million commitment to lend to an investment entity that is partially owned with the Company’s sponsored closed-end real estate credit fund (the “Global Credit Fund”), of which the Company’s share of the commitment was $12.9 million in its capacity as general partner (“GP”) and as an affiliate of the GP of the fund (“GP Affiliate”).

Consolidated Real Estate Equity Investments—At September 30, 2016, the light industrial platform made deposits of $2.8 million with remaining unfunded purchase commitments of approximately $85.4 million for the acquisition of three properties in Dallas and Orlando.

Sponsored Fund Commitments—At September 30, 2016, the Company has unfunded commitments of $74.0 million to certain Sponsored Funds of the Company, through wholly-owned subsidiaries of OP.

Lease Commitments

Office Leases—The Company leases office space under noncancellable operating leases with expiration dates through 2025. The lease agreements provide for payment of various operating expenses, with certain operating costs incurred by the landlord subject to escalation clauses. Rent expense on office leases, included in administrative expenses, was $1.4 million and $4.2 million for the three and nine months ended September 30, 2016, respectively, and $1.5 million and $2.8 million for the three and nine months ended September 30, 2015, respectively. Prior to the Combination on April 2, 2015, such administrative cost was incurred directly by the Manager.

Ground Leases—In connection with real estate acquisitions, the Company assumed certain noncancelable operating ground leases as lessee or sublessee with expiration dates through year 2252. Ground leases which require only nominal annual payments and ground leases associated with real estate held for sale are excluded from the table below. Certain leases require contingent rent payments based on a percentage of gross rental receipts, net of operating expenses, as defined in the lease. Rents paid under the ground leases are recoverable from tenants. Ground rent expense, including contingent rent, was $0.1 million and $0.3 million for the three and nine months ended September 30, 2016, respectively, and $0.1 million and $0.2 million for the three and nine months ended September 30, 2015, respectively.

As of September 30, 2016, future minimum rental payments on noncancellable operating ground leases on real estate held for investment, were as follows:

(In thousands) Year Ending December 31,	Ground Leases
Remaining 2016	$52
2017	207
2018	207
2019	207
2020	219
2021 and after	18,786

Total	$19,678

Contingent Consideration

The consideration for the Combination included a contingent portion payable in shares of Class A and Class B common stock as well as OP Units, subject to multi-year performance targets, as discussed in Notes 3 and 14.

Litigation

The Company may be involved in litigations and claims in the ordinary course of business. As of September 30, 2016, the Company was not involved in any legal proceedings that are expected to have a material adverse effect on the Company’s results of operations, financial position or liquidity.

Merger Related Arrangements and Costs

The Company entered into fee arrangements with service providers and advisors pursuant to which certain fees incurred by the Company in connection with the Merger will become payable only if the Company consummates the Merger. Further, the Company may be required to pay a termination fee or reimburse the other parties for costs under certain circumstances as described in the Merger Agreement. The Company has and will incur other professional fees related to the Merger. There can be no assurances that the Company will complete this or any other transaction. For the three and nine months ended September 30, 2016, the Company recorded approximately $4.9 million and $11.3 million, respectively, in transaction costs in the consolidated statements of operations. To the extent the Merger is consummated, the Company anticipates incurring a significant amount of additional costs.

22. Segment Information

The Company conducts its business through the following reportable segments:

Real Estate Equity

•	Light industrial real estate assets and operating platform;

•	Single-family residential rentals through equity method investments in Colony Starwood Homes subsequent to the merger described below (formerly Colony American Homes, or “CAH” ) and in Colony American Finance, LLC (formerly a subsidiary of CAH);

•	Other real estate equity investments;

Real Estate Debt

•	Loan originations and acquisitions; and

Investment Management

•	Investment management of Company-sponsored funds and other investment vehicles.

Following the closing of the Combination on April 2, 2015, the acquired investment management business formed a new segment, Investment Management. Additionally, costs previously borne and allocated by its Manager are now incurred directly by the Company and certain assets held by the Manager were transferred to the Company as part of the Combination.

Amounts not allocated to specific segments include corporate level cash and corresponding interest income, fixed assets, corporate level financing and related interest expense, income and expense in relation to cost reimbursement arrangements with affiliates, costs in connection with unconsummated deals, compensation expense not directly attributable to other segments, corporate level administrative and overhead costs, contingent consideration in connection with the Combination, as well as non-real estate investments and related revenues and expenses.

The chief operating decision maker assesses the performance of the business based on net income (loss) of each of the reportable segments, after attribution to noncontrolling interests at segment level, where applicable. The various real estate equity, real estate debt and investment management segments represent distinct revenue streams to the Company, consisting of property operating income, interest income and fee income, respectively. Costs which are directly attributable, or otherwise can be subjected to a reasonable and systematic allocation, have been allocated to each of the reportable segments.

On January 5, 2016, CAH and Starwood Waypoint Residential Trust (“SWAY”) completed a merger of the two companies into Colony Starwood Homes (NYSE: SFR) in a stock-for-stock transaction. Upon completion of the merger, based on each company’s net asset value, existing SWAY shareholders and the former owner of the SWAY manager own approximately 41% of the shares of the combined company, while former CAH shareholders own approximately 59%. At closing, the Company received approximately 15.1 million shares of Colony Starwood Homes, representing 13.8% of the combined company. As of September 30, 2016, the Company’s interest in Colony Starwood Homes has increased to 14.0% following a stock repurchase by Colony Starwood Homes of approximately 2 million shares in the first quarter of 2016. The Company’s holdings of SFR stock were subject to a nine months lock-up which expired in October 2016. Immediately prior to completion of the merger, CAH effected an internal reorganization to exclude CAH’s residential specialty finance company, Colony American Finance, LLC (“CAF”), from the merger. As a result of the reorganization, the Company retained its 19.0% ownership interest in CAF. In June 2016, CAF received additional capital previously committed by its third party investors, which resulted in a decrease in the Company’s interest in CAF to 17.4% as of September 30, 2016. The Company accounts for its investment in Colony Starwood Homes under the equity method as it continues to have a significant influence over operating and financial policies of Colony Starwood Homes through its voting interest and board representation. The Company also continues to account for its investment in CAF under the equity method.

The following tables present the operating results of the Company’s reportable segments:

	Real Estate Equity
(In thousands)	Light Industrial Platform	Single- Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
Three Months Ended September 30, 2016
Income:
Interest income	$—	$—	$—	$98,249	$—	$26	$98,275
Property operating income	49,256	—	41,850	1,399	—	—	92,505
Income (loss) from equity method investments	—	(455)	5,644	6,385	3,879	1,231	16,684
Fee income	—	—	—	—	17,233	—	17,233
Other income	238	—	295	2,081	—	1,440	4,054

Total income (loss)	49,494	(455)	47,789	108,114	21,112	2,697	228,751

Expenses:
Transaction, investment and servicing costs	612	—	9	2,843	1,511	6,330	11,305
Interest expense	11,532	—	10,651	8,824	—	11,189	42,196
Property operating expenses	13,921	—	13,495	1,487	—	—	28,903
Depreciation and amortization	22,295	—	16,238	94	3,779	1,187	43,593
Provision for loan losses	—	—	—	6,569	—	—	6,569
Impairment loss	—	—	334	607	—	—	941
Compensation expense	1,507	—	819	2,435	8,111	16,710	29,582
Administrative expenses	1,220	—	1,320	1,235	1,005	8,111	12,891

Total expenses	51,087	—	42,866	24,094	14,406	43,527	175,980

Gain on sale of real estate assets, net	1,949	—	8,216	986	—	—	11,151
Other gain (loss), net	114	—	(168)	61	16	4,550	4,573
Income tax (expense) benefit	(31)	—	1,516	(9)	1,711	222	3,409

Net income (loss)	439	(455)	14,487	85,058	8,433	(36,058)	71,904
Net (loss) income attributable to noncontrolling interests:
Investment entities	(944)	—	1,202	32,486	—	—	32,744
Operating Company	214	(70)	2,056	8,136	1,305	(7,452)	4,189

Net income (loss) attributable to Colony Capital, Inc.	$1,169	$(385)	$11,229	$44,436	$7,128	$(28,606)	$34,971

	Real Estate Equity					Amounts
(In thousands)	Light Industrial Platform	Single- Family Residential Rentals	Other	Real Estate Debt	Investment Management	Not Allocated to Segments	Total
Three Months Ended September 30, 2015
Income:
Interest income	$—	$—	$—	$142,158	$—	$111	$142,269
Property operating income	41,706	—	43,585	1,144	—	—	86,435
Income (loss) from equity method investments	—	(4,140)	2,433	9,121	(389)	(146)	6,879
Fee income	—	—	—	—	23,070	—	23,070
Other income	313	—	—	2,006	—	2,006	4,325

Total income (loss)	42,019	(4,140)	46,018	154,429	22,681	1,971	262,978

Expenses:
Transaction, investment and servicing costs	274	—	63	6,508	—	213	7,058
Interest expense	11,917	—	5,920	7,784	—	12,406	38,027
Property operating expenses	14,442	—	19,516	1,657	—	—	35,615
Depreciation and amortization	21,233	—	14,728	31	5,620	1,044	42,656
Provision for loan losses	—	—	—	26,495	—	—	26,495
Impairment loss	—	—	—	317	—	—	317
Compensation expense	1,334	—	753	3,361	10,756	9,530	25,734
Administrative expense	525	—	245	1,076	706	8,602	11,154

Total expenses	49,725	—	41,225	47,229	17,082	31,795	187,056

Gain on sale of real estate assets, net	661	—	4,931	140	—	—	5,732
Other (loss) gain, net	(113)	—	(88)	(23,170)	(23)	16,903	(6,491)
Income tax benefit (expense)	22	—	(212)	733	3,082	(27)	3,598

Net (loss) income	(7,136)	(4,140)	9,424	84,903	8,658	(12,948)	78,761
Net (loss) income attributable to noncontrolling interests:
Investment entities	(2,353)	—	3,923	20,694	—	—	22,264
Operating Company	(776)	(671)	893	10,411	1,404	(4,061)	7,200

Net (loss) income attributable to Colony Capital, Inc.	$(4,007)	$(3,469)	$4,608	$53,798	$7,254	$(8,887)	$49,297

	Real Estate Equity					Amounts
(In thousands)	Light Industrial Platform	Single- Family Residential Rentals	Other	Real Estate Debt	Investment Management	Not Allocated to Segments	Total
Nine Months Ended September 30, 2016
Income:
Interest income	$—	$—	$14	$291,427	$—	$55	$291,496
Property operating income	142,693	—	132,358	4,419	—	—	279,470
Income (loss) from equity method investments	—	(9,118)	56,698	18,081	3,037	3,528	72,226
Fee income	—	—	—	—	49,347	—	49,347
Other income	1,263	—	414	5,014	—	3,380	10,071

Total income (loss)	143,956	(9,118)	189,484	318,941	52,384	6,963	702,610

Expenses:
Transaction, investment and servicing costs	1,052	—	6,514	11,219	1,578	15,723	36,086
Interest expense	30,906	—	33,295	28,808	—	33,626	126,635
Property operating expenses	41,636	—	42,748	5,085	—	—	89,469
Depreciation and amortization	65,461	—	48,963	370	11,083	3,399	129,276
Provision for loan losses	—	—	—	17,412	—	—	17,412
Impairment loss	137	—	334	4,670	320	—	5,461
Compensation expense	4,933	—	2,375	8,160	25,278	39,943	80,689
Administrative expenses	2,104	—	3,573	4,821	2,471	25,791	38,760

Total expenses	146,229	—	137,802	80,545	40,730	118,482	523,788

Gain on sale of real estate assets, net	2,749	—	61,749	3,616	—	—	68,114
Other gain, net	213	—	4,261	214	22	13,560	18,270
Income tax (expense) benefit	(37)	—	(3,870)	(530)	5,364	(62)	865

Net income (loss)	652	(9,118)	113,822	241,696	17,040	(98,021)	266,071
Net (loss) income attributable to noncontrolling interests:
Investment entities	(4,444)	—	42,518	92,434	—	—	130,508
Operating Company	792	(1,438)	10,851	23,322	2,665	(20,664)	15,528

Net income (loss) attributable to Colony Capital, Inc.	$4,304	$(7,680)	$60,453	$125,940	$14,375	$(77,357)	$120,035

	Real Estate Equity
(In thousands)	Light Industrial Platform	Single- Family Residential Rentals	Other	Real Estate Debt	Investment Management	Amounts Not Allocated to Segments	Total
Nine Months Ended September 30, 2015
Income:
Interest income	$7	$—	$8	$289,550	$—	$111	$289,676
Property operating income	117,057	—	93,791	2,610	—	—	213,458
Income (loss) from equity method investments	—	(9,701)	13,483	40,937	(389)	(146)	44,184
Fee income	—	—	—	219	44,849	—	45,068
Other income	313	—	—	4,325	—	3,470	8,108

Total income (loss)	117,377	(9,701)	107,282	337,641	44,460	3,435	600,494

Expenses:
Management fees		—	—	—	—	15,062	15,062
Transaction, investment and servicing costs	3,712	—	1,735	12,552	—	15,536	33,535
Interest expense	27,756	—	11,936	22,066	—	33,786	95,544
Property operating expenses	40,818	—	41,186	3,527	—	—	85,531
Depreciation and amortization	61,220	—	26,843	190	11,234	2,122	101,609
Provision for loan losses	—	—	—	30,937	—	—	30,937
Impairment loss	450	—	—	317	—	—	767
Compensation expense	2,286	—	1,225	6,986	22,266	22,230	54,993
Administrative expenses	1,122	—	1,537	3,601	1,759	18,712	26,731

Total expenses	137,364	—	84,462	80,176	35,259	107,448	444,709

Gain on sale of real estate assets, net	669	—	4,931	864	—	8	6,472
Gain on remeasurement of consolidated investment entities, net	—	—	10,223	31,263	—	—	41,486
Other (loss) gain, net	(180)	—	(882)	(23,174)	(23)	15,977	(8,282)
Income tax benefit (expense)	440	—	(3,264)	(1,262)	6,732	(47)	2,599

Net (loss) income	(19,058)	(9,701)	33,828	265,156	15,910	(88,075)	198,060
Net (loss) income attributable to noncontrolling interests:
Investment entities	(6,783)	—	8,283	61,080	—	—	62,580
Operating Company	(1,409)	(935)	3,114	23,966	2,566	(10,964)	16,338

Net (loss) income attributable to Colony Capital, Inc.	$(10,866)	$(8,766)	$22,431	$180,110	$13,344	$(77,111)	$119,142

Total assets and equity method investments of each of segment are summarized as follows:

	September 30, 2016		December 31, 2015
(In thousands)	Segment Assets	Equity Method Investments	Segment Assets	Equity Method Investments
Light industrial platform	$2,357,485	$—	$1,926,002	$—
Single-family residential rentals	378,846	378,846	394,783	394,783
Other real estate equity	2,124,427	224,347	2,094,794	195,353
Real estate debt	4,361,087	270,599	4,734,547	214,218
Investment management	785,044	14,676	798,213	9,794
Amounts not allocated to segments	139,752	17,691	90,971	10,449

Total	$10,146,641	$906,159	$10,039,310	$824,597

Geography

Geographic information about the Company’s total income and long-lived assets are as follows. Geography is generally presented as the location in which the income producing assets reside or the location in which income generating services are performed.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2016	2015	2016	2015
Total income by geography:
United States	$177,898	$176,033	$550,488	$459,058
Europe	47,622	82,003	143,764	131,647
Other	1,790	2,939	4,856	6,429

Total (1)	$227,310	$260,975	$699,108	$597,134

(In thousands)	September 30, 2016	December 31, 2015
Long-lived assets by geography:
United States	$2,891,675	$2,887,893
Europe	1,383,737	1,224,363

Total (2)	$4,275,412	$4,112,256

(1)	Total income excludes cost reimbursement income from affiliates.
(2)	Long-lived assets exclude financial instruments, investment management contract and customer relationship intangible assets, as well as real estate held for sale.

23. Subsequent Events

The Company has evaluated subsequent events and transactions through the date these condensed consolidated financial statements were issued. Other than as disclosed elsewhere, no subsequent events have occurred that would require recognition in the accompanying consolidated financial statements or disclosure in the notes to the consolidated financial statements.